- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 10-K

(MARK ONE) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
    /X/    SECURITIES EXCHANGE ACT OF 1934
   ___     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993
                                      OR
    / /    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF
   ____    THE SECURITIES EXCHANGE ACT OF 1934
           FOR THE TRANSITION PERIOD FROM ____________ TO ____________ COMMISSION FILE NUMBER 0-2886

                             DEKALB ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                     36-0987809
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)

             700-9TH AVENUE S.W.                                 T2P 3V4
           CALGARY, ALBERTA CANADA                            (Postal Code)
   (Address of principal executive offices)

       Registrant's telephone number, including area code: (403) 261-1200
        Securities registered pursuant to Section 12(b) of the Act: None
          Securities registered pursuant to Section 12(g) of the Act:

                              Title of Each Class
                          Class A Stock, no par value
                    Class B (nonvoting) Stock, no par value

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.   X
            ___

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                               ___   ___

     As of January 31, 1994, 2,337,208 shares of the registrant's Class A Stock and 7,269,017 shares of Class B (nonvoting) Stock were outstanding and the aggregate market value of all voting stock held by non-affiliates was $12,345,744 based upon the closing price on the NASDAQ Over-the-Counter markets on the last trading day of January. (The officers, directors and 10% shareholders of the registrant are considered affiliates for purposes of this calculation.)

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement pertaining to the annual shareholders' meeting to be held on May 18, 1994 are incorporated herein by reference into
Part III.

EXHIBIT INDEX IS LOCATED ON PAGES 49 TO 51. TOTAL NUMBER OF PAGES IS 63.

                             DEKALB ENERGY COMPANY

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
PART I
- --------
Item 1.   Business.....................................................................   3
Item 2.   Properties...................................................................   5
Item 3.   Legal Proceedings............................................................   7
Item 4.   Submission of Matters to a Vote of Security Holders Executive Officers of the
            Registrant.................................................................   8

PART II
- --------
Item 5.   Market for Registrant's Stock and Related Stockholders' Matters..............   10
Item 6.   Selected Financial Data......................................................   11
Item 7.   Management's Discussion and Analysis of Financial Condition and Results of
            Operations.................................................................   14
Item 8.   Financial Statements and Supplementary Financial Information.................   21
Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial
            Disclosure.................................................................   48

PART III
- --------
Item 10.  Directors and Executive Officers of the Registrant...........................   48
Item 11.  Executive Compensation.......................................................   48
Item 12.  Security Ownership of Certain Beneficial Owners and Management...............   48
Item 13.  Certain Relationships and Related Transactions...............................   48

PART IV
- --------
Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.............   49
          Signatures...................................................................   52

APPENDIX
- --------
Documents Filed in Paper Format Under Form SE..........................................   63

                                     PART I

ITEM 1. BUSINESS

     (a) On July 2, 1990, DEKALB Energy Company ("DEKALB" or the "Company") purchased from Royal Producing Corp.-Texas for $130.2 million, an interest in thirty-six onshore oil and gas fields, most of which were located in the Texas Gulf Coast. On July 3, 1990, the Company transferred its interest in certain of these acquired fields in exchange for $5.2 million and an increased interest in one of the fields obtained through the acquisition.

     The purchase price was funded through the Company's revolving credit agreement. On July 12, 1990, the Company issued $75 million of 9 7/8% notes due July 15, 2000, in a public offering. The net proceeds of $74.4 million were used to reduce the line of credit borrowing.

     On October 16, 1992, the Company sold substantially all of its U.S. oil and gas properties to Louis Dreyfus Gas Holdings Inc. The effective date of the transaction was July 1, 1992. The Company did not sell its Canadian or California properties. Proceeds from the transaction were used primarily to reduce the Company's long-term debt.

     On August 5, 1993, the Company sold all of its California gas wells to Samedan Oil Corporation for $5.1 million. The effective date of the transaction was July 1, 1993. Proceeds from the transaction were used to repurchase long-term debt. The Company's only remaining assets in the U.S. are a non-operated interest in an oil well in California and acreage adjacent thereto.

     In 1994, the Company will concentrate on exploration and development of Canadian prospects in the provinces of Alberta and British Columbia. To take advantage of strong natural gas demand and prices, the Company will direct most of its activities toward natural gas prospects. Oil prospects will be pursued where there is potential for significant additions and immediate opportunities for development.

     (b) DEKALB is engaged in only one industry segment on a continuing basis.

     (c) DEKALB is engaged in the exploration for, and the development and production of, crude oil and natural gas in Canada and in California. The Company's wholly-owned Canadian subsidiary, DEKALB Energy Canada Ltd., concentrates its exploration and development activity in the provinces of Alberta and British Columbia. Since the disposition of the U.S. assets in 1992 and 1993, DEKALB's only U.S. activity is in the state of California.

     DEKALB's operations are largely dependent upon its ability to discover or acquire reserves of oil and natural gas, to produce oil and natural gas in commercial quantities, and to obtain additional unproved oil and gas lands by lease, option, concession, or otherwise. The prices obtained for the sale of oil and natural gas depend upon numerous factors, most of which are beyond the control of the Company, including the domestic and foreign production rates of oil and natural gas, market demand, and the effect of government regulations and incentives.

  COMPETITION

     There is a high degree of competition in the oil and gas industry for the acquisition of prospective oil and gas properties and oil and gas reserves, and in the marketing and transportation of natural gas. A number of the companies with which DEKALB competes are substantially larger and have greater financial resources than DEKALB.

  MARKETING

     Oil produced by DEKALB is sold to crude oil purchasers or refiners at market prices which depend on worldwide crude prices adjusted for location and quality of the oil. Natural gas produced by DEKALB is sold to major aggregators of natural gas, gas marketers and direct users under long and short-term contracts. These contracts provide for sales at specified prices, or at prices which are subject to change due to market conditions. Also, the Company enters into hedge contracts from time to time to reduce the Company's exposure to oil and gas price fluctuations.

     It is a Company goal to diversify markets for Canadian gas by exporting directly to the United States. The Company began exporting gas into the U.S. Midwest market area from Canada in June 1989 using interruptible transportation. In 1990, 1991 and 1992 the Company used a combination of interruptible transportation and storage in Michigan to provide Midwest customers with gas. This program was discontinued in 1992 due to lack of transportation into the Midwest marketplace from Canada. In November 1993, the Company began flowing gas subject to a long term transportation agreement for 12 million cubic feet per day of Canadian gas to California. This gas is being sold to end users. Based on 1993 volumes, this volume represents approximately 16.3% of the annual Canadian production.

  ENVIRONMENTAL MATTERS

     In general, the exploration and production activities of the Company are subject to certain federal, provincial, state, and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the cost of these activities and may prevent or delay the commencement, or continuance of a given operation. The Company charged $0.6 million in 1992 and $0.6 million in 1993 against income for future removal and site restoration costs. These amounts related primarily to the Canadian operations for both years.

  GENERAL

     In 1993, the Company had three Canadian customers who accounted for 11%, 16% and 18% of sales, respectively. The Company does not believe that the loss of these customers would have a material adverse effect upon the Company.

     At December 31, 1993, the Company had 90 employees in Canada, and 2 employees in the United States.

     (d) Geographic Segment Information for 1992 and 1991 is included in Part II, Item 8, Footnote K of the financial statements. Information for the U.S and Canada has been combined for 1993 due to the immateriality of the U.S. information in relation to the Company as a whole.

ITEM 2. PROPERTIES

  OFFICES

     DEKALB leases approximately 40,000 square feet of office space in Calgary, Alberta, Canada from which it directs its business. DEKALB closed its exploration office in Bakersfield in 1993. The Denver and Houston offices were closed in 1992. DEKALB is committed to lease payments on the Bakersfield office until mid-1995. These future lease payments have been accrued in the financial statements as of December 31, 1993.

  ACREAGE

     The following table summarizes DEKALB's interest in developed and undeveloped oil and gas acreage as of December 31, 1993. U.S. acreage is not significant and has been combined with the Canadian acreage.

     UNDEVELOPED
     ACREAGE(A)             DEVELOPED ACREAGE
- ---------------------     ---------------------
 GROSS         NET         GROSS         NET
 ACRES        ACRES        ACRES        ACRES
- --------     --------     --------     --------
242,165       157,612      328,654      218,261

- ---------------

(a) Undeveloped acreage represents leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas.

  PRODUCTIVE WELLS AND DRILLING ACTIVITY

     The Company owns varying working interests in producing oil and gas wells located in the Provinces of Alberta and British Columbia, Canada and in the State of California. The Company also owns interests in twelve gas processing plants located in the province of Alberta, Canada.

     The following table summarizes DEKALB's interest in productive oil and gas wells as of December 31, 1993. The number of U.S. wells is not significant and has been combined with the Canadian well count.

 OIL WELLS(1)       GAS WELLS(1)
- --------------     --------------
GROSS     NET      GROSS     NET
- -----     ----     -----     ----
 857       140      365       228

- ---------------

(1) One or more completions in the same well bore are counted as one well. The data in the above table includes 20 oil wells (12 net) and 53 gas wells (49 net) that are multiple completions in Canada. The only U.S. well is completed in one zone.

     The following table summarizes the number of net productive exploratory and development wells in which DEKALB participated, the number of net dry exploratory and development wells drilled and the net total wells drilled for the years ended December 31, 1993, 1992, and 1991:

                           Net Productive Wells
                                  Drilled               Net Dry Wells Drilled      Net Total Wells Drilled
                        ---------------------------   -------------------------   -------------------------
                        Exploratory     Development   Exploratory   Development   Exploratory   Development
                        -----------     -----------   -----------   -----------   -----------   -----------
1993(1)                      8                6            11            1             19             7
1992
  Canada                     2                1             3            2              5             3
  United States              1                3             1            3              2             6
                            --               --            --           --             --            --
          TOTAL              3                4             4            5              7             9
1991
  Canada                     3                0             5            0              8             0
  United States              2               14             5            3              7            17
                            --               --            --           --             --            --
          TOTAL              5               14            10            3             15            17

- ---------------

     As of December 31, 1993 DEKALB was participating in the completion of 3 gross (1.8 net) wells in Canada.

(1) 1993 U.S. well data is not significant and has been combined with the Canadian well data.

  SALES

     The following table summarizes DEKALB's net oil and gas sales for the years ended December 31, 1993, 1992, and 1991:

                                                  1993           1992                 1991
                                                 -------   -----------------    -----------------
                                                   (1)     CANADA    U.S.(2)    CANADA     U.S.
                                                 -------   ------    -------    ------    -------
Oil and Condensate (MBBLS)                           742      776       633        797      1,502
Natural Gas Liquids (MBBLS)                          247      220       132        228        354
Gas (MMCF)                                        20,969   17,309     6,671     17,030     12,511

- ---------------

(1) 1993 U.S. volumes are not significant and have been combined with the Canadian volumes.

(2) 1992 includes six months of U.S. sales on divested properties, and 12 months of California properties.

  AVERAGE PRICES AND COST PER UNIT OF SALES

     The following table shows the average sales prices received by DEKALB for its sales and the lease operating expense per equivalent barrel of oil for the years ended December 31, 1993, 1992, and 1991:

                                                  1993           1992                1991
                                                 ------    ----------------    ----------------
                                                  (1)      CANADA     U.S.     CANADA     U.S.
                                                 ------    ------    ------    ------    ------
Avg. price/bbl of oil and condensate*            $15.98    $18.37    $16.97    $19.97    $18.97
Avg. price/bbl of natural gas liquids            $ 9.82    $ 9.79    $11.00    $10.45    $12.54
Avg. price/MCF of natural gas*                   $ 1.44    $ 1.16    $ 1.58    $ 1.22    $ 1.67
Lease operating expense/equivalent bbl of oil    $ 2.78    $ 2.98    $ 3.85    $ 3.19    $ 4.41

- ---------------

(1) 1993 U.S. operating data is not significant and has been combined with the Canadian data.

 * Includes effect of hedging contracts. Oil and condensate prices before the effect of hedging were $18.74 for Canada and $17.45 for the U.S. in 1992, and $19.75 for Canada and $18.77 for the U.S. in 1991. A hedging contract for natural gas began in December 1993 and had no effect on 1993 prices.

  RESERVES

     The estimated proved developed and undeveloped oil and gas reserves of DEKALB, as of December 31, 1993, 1992, and 1991 and the standardized measure of discounted future net cash flows attributable thereto are included in Supplementary Financial Information.

     Reserve estimates for U.S. operated wells were reported by the Company to the U.S. Department of Energy during the last year and were prepared on a basis consistent with the reserve estimates contained herein. Reserve Estimates submitted to the U.S. Department of Energy were prepared as of December 31, 1991 and 1992 based on December 31, 1991 and 1992 reserve reports, respectively and represent the gross remaining recoverable reserves assigned to the properties operated by DEKALB. Effective July 1, 1992 DEKALB sold substantially all of its U.S. holdings to Louis Dreyfus Gas Holdings Inc. Effective July 1, 1993 DEKALB sold substantially all of its remaining U.S. holdings to Samedan Oil Corporation. The only U.S. assets retained by DEKALB are a single non-operated oil well in California and acreage adjacent thereto.

     December 31, 1993 reserve forecasts utilized December 1993 actual prices for gas and natural gas liquids and the December 31st postings for oil and condensate. The Company has also incorporated future abandonment costs of $6.9 million ($0.8 million present value) as of December 31, 1993, and $7.7 million ($1.1 million present value) as of December 31, 1992 into the forecasts.

     Since December 31, 1993, there have been no material discoveries, extensions or revisions which would either favorably or adversely affect the Company's proved reserve quantities.

ITEM 3. LEGAL PROCEEDINGS

     Management is of the opinion there are no pending legal proceedings that would have a material effect on the consolidated financial position of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters have been submitted to a vote of the security holders in the fourth quarter of 1993.

EXECUTIVE OFFICERS OF THE REGISTRANT

     The names, ages, and positions of the executive officers of the Company, with their business experience during the past five years, are shown below. Officers are elected annually by the Board of Directors.


OFFICER                                                                                  AGE
- ---------------------------------------------------------------------------------------  ---
BRUCE P. BICKNER.......................................................................  50
CHAIRMAN OF THE BOARD AND DIRECTOR
     Mr. Bickner has served as Chairman of the Board of the Company since March 1988.
     He was elected President of the Company commencing on January 1, 1992. He relinquished the titles of President and Chief Executive Officer on November 11,
     1992. In June 1988, he was elected Chairman, Chief Executive Officer, President, and a Director of DEKALB Genetics Corporation. He relinquished the title of
     President of DEKALB Genetics Corporation in January, 1990.

VINCENT J. TKACHYK.....................................................................  49
PRESIDENT
     Mr. Tkachyk was elected President of the Company on November 11, 1992. From
     January 21, 1992, to November 11, 1992, he served as Executive Vice President,
     Canada. From March 2, 1989 to January 21, 1992, he served as Senior Vice President,
     Production and Engineering. Prior to that, he served as a manager or officer of one or more of the oil and natural gas subsidiaries of the Company.

JOHN H. WITMER, JR.....................................................................  53
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
     Mr. Witmer was elected Senior Vice President, General Counsel and Secretary on
     March 2, 1989. Prior to that, he served as Vice President, General Counsel and
     Secretary of the Company. He relinquished the title of Senior Vice President and was elected Vice President on November 11, 1992. On February 9, 1989, he was
     elected Senior Vice President and General Counsel of DEKALB Genetics Corporation.
     He served as Vice President and General Counsel of DEKALB Genetics Corporation from
     June 1988, until that date. He has served as Secretary of DEKALB Genetics Corporation since June 1988.

RICHARD G. NASH........................................................................  51
VICE PRESIDENT, EXPLORATION AND LAND
     Mr. Nash has served as Vice President, Exploration and Land of the Company since
     July 22, 1992. Since November 11, 1992, he has served in the additional position of
     Assistant Secretary of the Company. He joined DEKALB Energy Canada Ltd. as Vice
     President, Exploration in 1986.


OFFICER                                                                                  AGE
- ---------------------------------------------------------------------------------------  ---

MICHAEL E. FINNEGAN....................................................................  37
VICE PRESIDENT, FINANCE AND TREASURER
     Mr. Finnegan was elected Vice President, Finance and Treasurer on November 11,
     1992. He has also served as DEKALB Energy Canada Ltd.'s Vice President, Finance
     and Treasurer since December 1990, and as Assistant Vice President, Finance and
     Treasurer from December 1988 until December 1990. Prior to that, he served as
     Assistant Corporate Controller of the Company.

LARRY G. EVANS.........................................................................  38
VICE PRESIDENT, PRODUCTION -- DEKALB ENERGY CANADA LTD.
     Mr. Evans has served as Vice President, Production of DEKALB Energy Canada Ltd.
     since August 1993. From August 1990 to August 1993, he served as Vice President,
     Engineering. Prior to that date, he served as Manager of Engineering.

BRUCE A. CRAIG.........................................................................  40
VICE PRESIDENT, MARKETING -- DEKALB ENERGY CANADA LTD.
     Mr. Craig has served as Vice President, Marketing of DEKALB Energy Canada Ltd.
     since November 1992 when he joined the Company. Prior to joining DEKALB Energy
     Canada Ltd., he served as Manager, Oil and Gas Marketing for Kerr-McGee Canada Ltd.
     (formerly Maxus Energy Canada Ltd.)

EDDY Y. TSE............................................................................  43
CHIEF ACCOUNTING OFFICER
     Mr. Tse was elected Chief Accounting Officer on November 11, 1992. He has also served as Chief Accounting Officer of DEKALB Energy Canada Ltd. since November 1992 and as Controller since July 1991. Prior to that date, he had served DEKALB Energy
     Canada Ltd. as the Manager of Taxes.

                                    PART II

                    ITEM 5. MARKET FOR REGISTRANT'S STOCK
                                     AND
                        RELATED STOCKHOLDERS' MATTERS

A. As of January 31, 1994 there were approximately 950 record holders of Class A Stock and approximately 2,300 record holders of Class B (nonvoting) Stock. Class B shares are currently being traded on NASDAQ/NMS over-the-counter market.

                                                     1ST        2ND        3RD        4TH
B.  STOCK DATA                                       QTR.       QTR.       QTR.       QTR.
- -------------------------------------------------   ------     ------     ------     ------
     FOR THE YEAR ENDED
       DECEMBER 31, 1993
     Market price range -- Low                       10.75      14.25      15.75      13.00
                        -- High                      15.00      18.75      17.25     17.375
     FOR THE YEAR ENDED
       DECEMBER 31, 1992
     Market price range -- Low                       11.75      12.00      12.00      10.25
                        -- High                      14.50      15.75      14.25      13.25

ITEM 6. SELECTED FINANCIAL DATA

                                                AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                        1993         1992         1991        1990(8)       1989
                                      ---------    ---------    ---------    ---------    ---------
                                               ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS
Operating revenues
  Oil and liquids sales               $  14,291    $  28,605    $  51,231    $  60,107    $  44,178
  Natural gas sales                      30,215       30,678       41,718       40,773       34,308
  Other                                   1,397        1,450        1,743        2,023        2,534
                                      ---------    ---------    ---------    ---------    ---------
     Total Operating Revenues            45,903       60,733       94,692      102,903       81,020
Operating expenses
  Lease operations and other direct
     charges                             12,467       18,833       29,802       28,699       24,699
  Depreciation, depletion and
     amortization                        15,142       22,522       41,080       39,933       30,585
  Provision for impairment of oil
     and gas properties                      --       53,320       94,241           --           --
  General and administrative expense      3,468        6,441       12,656       13,555       10,803
  (Gain) loss on disposal of U.S.
     assets                                (513)      34,942           --           --           --
                                      ---------    ---------    ---------    ---------    ---------
Income (loss) from operations            15,339      (75,325)     (83,087)      20,716       14,933
Non-operating expense (income)            3,672        3,716        4,652       (5,732          (66)
Income tax expense (benefit)              5,995       (9,788)     (25,153)      10,922        5,527
                                      ---------    ---------    ---------    ---------    ---------
Earnings (loss) from continuing
  operations                              5,672      (69,253)     (62,586)      15,526        9,472
Earnings (loss) from discontinued
  operations                                 --       (1,050)          --       11,633       16,456
Earnings on cumulative effect of
  change in accounting principle          5,334           --           --           --           --
                                      ---------    ---------    ---------    ---------    ---------
                                      $  11,006    $ (70,303)   $ (62,586)   $  27,159    $  25,928
                                      =========    =========    =========    =========    =========
RETURNS
  Return on sales(1)                      12.36%     (114.03)%      (66.1)%       15.1%        11.7%
  Return on assets(2)                      2.59%      (16.29)%      (11.3)%        3.8%         2.4%
  Return on equity(3)                      5.93%      (37.56)%      (24.9)%        6.4%         4.4%
FINANCIAL POSITION
  Working capital                     $   6,611    $  11,020    $  (2,570)   $   2,680       10,576
  Current ratio                            1.27         1.58         0.92         1.06         1.25
  Net property, plant and equipment   $ 177,915    $ 182,130    $ 383,362    $ 500,848      352,449
  Total assets                        $ 210,089    $ 218,985    $ 425,031    $ 558,892      416,263
  Net long-term debt                  $  51,325    $  69,725    $ 167,407    $ 191,799       51,765
  Shareholders' equity                $ 100,599    $  95,587    $ 184,357    $ 251,251      242,321
  Total debt as a % of capitaliza-
     tion(4)                              36.16%       42.30%        47.9%        43.4%        19.9%
  Oil and gas capital expendi-
     tures(9)                         $  19,461    $  17,031    $  34,157    $ 201,803       46,133
  Standardized measure of dis-
     counted future net cash flows
     (pre-tax)                        $ 266,979    $ 210,373    $ 325,561    $ 503,760      363,997

                                 OPERATING DATA

                                                                 AVERAGE PRICES
                                      --------------------------------------------------------------------
                                      Oil & Condensate
       As Of Or For The Year               ($ Per        Natural Gas Liquids           Natural Gas
         Ended December 31,              Barrel)(7)        ($ Per Barrel)      ($ Per Thousand Cubic Feet)
- ------------------------------------  ----------------   -------------------   ---------------------------
1993                                        15.98(10)            9.82(10)                  1.44(10)
1992
  -- Canada                                 18.37                9.79                      1.16
  -- U.S.                                   16.97(10)           11.00(10)                  1.58(10)
1991
  -- Canada                                 19.97               10.45                      1.22
  -- U.S.                                   18.97               12.54                      1.67
1990
  -- Canada                                 21.72               11.80                      1.37
  -- U.S.                                   21.22               10.78                      1.83
1989
  -- Canada                                 17.16                6.29                      1.36
  -- U.S.                                   16.60                8.16                      1.83

                                                             SALES
               --------------------------------------------------------------------------------------------------
                  Oil & Condensate       Natural Gas Liquids         Natural Gas          Oil & Gas Equivalents
               (Thousands Of Barrels)   (Thousands Of Barrels)   (Million Cubic Feet)   (Thousands Of Barrels)(5)
               ----------------------   ----------------------   --------------------   -------------------------
1993                      742(10)                 247(10)               20,969(10)                4,484(10)
1992
  -- Canada               776                     220                   17,309                    3,881
  -- U.S.                 633(10)                 132(10)                6,671(10)                1,877(10)
                      -------                   -----                 --------                  -------
        TOTAL           1,409                     352                   23,980                    5,758
1991
  -- Canada               797                     228                   17,030                    3,863
  -- U.S.               1,502                     354                   12,511                    3,941
                      -------                   -----                 --------                  -------
        TOTAL           2,299                     582                   29,541                    7,804
1990
  -- Canada               835                     214                   14,626                    3,487
  -- U.S.               1,780                     155                   11,354                    3,827
                      -------                   -----                 --------                  -------
        TOTAL           2,615                     369                   25,980                    7,314
1989
  -- Canada               770                     174                   13,382                    3,174
  -- U.S.               1,731                     139                    8,825                    3,341
                      -------                   -----                 --------                  -------
        TOTAL           2,501                     313                   22,207                    6,515

                                                          PROVED RESERVES

                                      Oil, Condensate
                                   & Natural Gas Liquids        Natural Gas          Oil & Gas Equivalents
                                   (Thousands Of Barrels)   (Million Cubic Feet)   (Thousands Of Barrels)(5)
                                   ----------------------   --------------------   -------------------------
1993(11)                                   13,234                  277,411                   59,469
1992
  -- Canada                                13,984                  271,825                   59,288
  -- U.S.                                      --                    4,518                      753
                                         --------              -----------                 --------
          TOTAL                            13,984                  276,343                   60,041
1991
  -- Canada                                14,384                  280,730                   61,172
  -- U.S.                                  11,693                   80,464                   25,104
                                         --------              -----------                 --------
          TOTAL                            26,077                  361,194                   86,276
1990
  -- Canada                                15,381                  295,110                   64,566
  -- U.S.                                  13,881                   93,732                   29,503
                                         --------              -----------                 --------
          TOTAL                            29,262                  388,842                   94,069
1989
  -- Canada                                16,946                  296,573                   66,375
  -- U.S.                                  10,021                   55,170                   19,216
                                         --------              -----------                 --------
          TOTAL                            26,967                  351,743                   85,591

                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               1993      1992      1991     1990(8)     1989
                                              ------    ------    ------    -------    -------
                                                 ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Data per Share
Book value per share(6)                       $10.47    $ 9.93    $19.19    $ 25.72    $ 23.49
Cash dividends declared                       $   --    $   --    $ 0.08    $  0.29    $  0.20
Weighted average shares outstanding            9,675     9,630     9,618     10,351     10,444
Earnings (loss) from continuing operations    $ 0.59    $(7.19)   $(6.51)   $  1.50    $  0.91
Earnings (loss) from discontinued operations      --     (0.11)       --       1.12       1.57
Earnings on cumulative effect of change in
  accounting principle                          0.55        --        --         --         --
                                              ------    ------    ------    -------    -------
Net Earnings (loss)                           $ 1.14    $(7.30)   $(6.51)   $  2.62    $  2.48
                                              ======    ======    ======    =======    =======

- ---------------

NOTES:

 (1) Return on sales was calculated by dividing earnings (loss) from continuing operations by total operating revenues.

 (2) Return on assets was calculated by dividing earnings (loss) from continuing operations by beginning total continuing assets.

 (3) Return on equity was calculated by dividing earnings (loss) from continuing operations by beginning shareholders' equity.

 (4) Total debt as a % of capitalization was calculated by dividing total debt by shareholders' equity plus total debt.

 (5) Gas is converted to oil at 6,000 cubic feet per barrel.

 (6) Book value per share was calculated by dividing shareholders' equity by total shares outstanding.

 (7) Includes the effect of hedge contracts. Prices before the effect of hedging were $17.45 for the U.S and $18.74 for Canada in 1992, $18.77 for the U.S. and $19.75 for Canada in 1991, $22.07 for the U.S. and $22.73 for Canada in 1990, and $17.19 for the U.S. and $17.75 for Canada in 1989.

 (8) Includes the effect of the Royal acquisition.

 (9) 1992 includes six months of U.S. expenditures on all divested properties, and 12 months of California properties; 1993 includes six months of U.S. expenditures on divested California properties, and 12 months of all expenditures in Canada and on the one remaining oil well in California.

(10) 1992 includes six months of U.S. operating data on divested properties, and 12 months of California properties. For 1993, six months of U.S. operating data on divested California properties and 12 months of the remaining California property has been combined with Canadian operating data due to the immateriality in relation to the operating results as a whole.

(11) U.S. reserve data has been combined with Canada for 1993 due to the immateriality of the U.S. reserves in relation to the total Company reserves as a whole.

     Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations and to the Financial Statements and Supplementary Financial Information for a discussion of the Company's operations and financial position.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           SUMMARY OF FINANCIAL DATA
                           -------------------------

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                              1993       1992       1991
                                                              -----     ------     ------
                                                                     ($ IN MILLIONS)
    Revenues                                                  $45.9     $ 60.7     $ 94.7
    Income (loss) from operations                             $15.3     $(75.3)    $(83.1)
    Earnings (loss) from continuing operations                $ 5.7     $(69.3)    $(62.6)
    Loss from discontinued operations                         $  --     $ (1.1)    $   --
    Earnings on cumulative effect of change in accounting
      principle                                               $ 5.3     $   --     $   --
    Net earnings (loss)                                       $11.0     $(70.3)    $(62.6)
    Cash flows from continuing operations                     $31.5     $ 28.7     $ 43.4

  Overview

     In 1993, with the strengthening of natural gas prices and increased production in Canada, the Company has returned to profitability. The Company reported net earnings of $11 million, including a one time tax benefit of $5.3 million due to the adoption of Statement of Financial Accounting Standard (SFAS) 109 "Accounting for Income Taxes" in the first quarter of 1993. Prior years' losses were primarily due to the disposition of substantially all of the Company's U.S. oil and gas properties to Louis Dreyfus Gas Holding Inc. in 1992, and the writedown of oil and gas properties of $53.3 million pre-tax ($40.6 million after-tax) and $94.2 million pre-tax ($66.0 million after-tax) in 1992 and 1991, respectively.

  Disposition of U.S. Assets
  --------------------------

     Effective July 1, 1993, the Company sold all of its California gas wells to Samedan Oil Corporation for $5.1 million. The Company, in the third quarter of 1993, recorded a $0.5 million pre-tax and after-tax gain on the disposition of the California gas wells. Also in the same quarter, the exploration office in Bakersfield was closed down. The Company's only remaining assets in the U.S. are a non-operated working interest oil well in California and acreage adjacent thereto.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

  Disposition of U.S. Assets (Continued)
  ---------------------------------------

     On July 9, 1992, the Company announced that it had entered into a definitive agreement to sell substantially all of its U.S. oil and gas properties to Dreyfus. On October 16, 1992, the Dreyfus transaction was approved by the shareholders at a special shareholders' meeting, and the closing of the transaction was completed on the same day. The Company did not sell its California properties in this transaction. The Company received $104.0 million of gross proceeds from the sale, which included approximately $6.0 million of cash flow from the properties from the effective date (July 1, 1992). In addition, Dreyfus assumed certain liabilities. In 1992 a loss on the disposition of $34.9 million was recorded ($32.3 million after-tax).

     Sales revenues and volumes, lease operating expenses and DD&A associated with the divested properties for the six months ended June 30, 1992 and 1993, are shown under Note B, Disposition of U.S. Assets in the Notes to the Consolidated Financial Statements.

  Operating Revenues
  ------------------

                     TOTAL COMPANY PRICE AND SALES DATA(1)
                     -------------------------------------

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                             -------------------------------
                                                              1993        1992        1991
                                                             -------     -------     -------
    Oil price ($ per Bbl)*                                   $ 15.98     $ 17.74     $ 19.32
    Oil volumes (M Bbls)                                         742       1,409       2,299
    Natural gas liquids price ($ per Bbl)                    $  9.82     $ 10.26     $ 11.72
    Natural gas liquids volumes (M Bbls)                         247         352         582
    Gas price ($ per MCF)                                    $  1.44     $  1.28     $  1.41
    Gas volumes (MMCF)                                        20,969      23,980      29,541

- ---------------

 *  Includes the effect of hedging contracts

(1) 1993 includes sales on divested California properties for 6 months, and 12 months of sales in Canada and one remaining oil well in California. 1992 includes 6 months of U.S. sales on divested properties, and 12 months of Canadian and California properties sales. 1991 includes the U.S. and Canada for the full year.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

  Operating Revenues (Continued)
  ------------------------------

     1993 revenues of $45.9 million declined 24.4% from 1992 and 51.5% from 1991 due to the disposition of the U.S. oil and gas properties.

     In Canada, 1993 gas revenues increased 42.7% and 37.8% compared to 1992 and 1991, respectively. Gas prices rose to an average of $1.42 per thousand cubic feet (MCF) from $1.16 and $1.22 in 1992 and 1991, respectively. Gas volumes increased to 20,111 MMCF compared to 17,309 MMCF in 1992 and 17,030 MMCF in 1991.

     In 1990 and 1991, the Company utilized interruptible transportation and stored Canadian gas in Michigan (April-October) for sale during the following winter season (November-March). During the period from April 1992 to October 1992, interruptible transportation was, for the most part, unavailable, preventing the Company from utilizing storage capacity. As a result, the storage contracts were terminated.

     Due to increased gas prices, previously curtailed gas was on full production in 1993. Compared to 1992, 1993 system gas prices were 11.6% higher and sales volumes were relatively constant. Non-system (short-term and spot) gas prices increased 41.5% and the Company increased sales volumes by 50.8% over 1992. Eight gas wells were tied in and commenced production during 1993 in the province of Alberta. In addition, the Company brought one new well on production in late 1992 in the province of British Columbia. To protect the Company from fluctuations of natural gas prices, the Company entered into a hedge contract for a portion of its 1993 gas. The result of this hedge contract did not have a significant impact on 1993 operating revenues.

     For the Canadian operations, compared to 1992 and 1991, oil and condensate volumes remained relatively constant. Production commenced in 1993 from two new oil wells in the province of Alberta and one in the province of British Columbia. One additional well was brought on production in late 1992 in the province of British Columbia. However, the average price per barrel of oil and condensate declined to $16.00 per barrel compared to $18.37 in 1992 and $19.97 in 1991. To protect the Company against exposure to lower oil prices, the Company entered into hedge contracts in 1992 and 1991. The results of these contracts were included in revenues as oil was produced, increasing revenue by $0.5 million in 1991 and decreasing revenue by $0.6 million in 1992. There were no hedge contracts for oil in 1993. Both prices and volumes for natural gas liquids remained relatively constant for the three years.

  Operating Expenses
  ------------------

     In Canada, 1993 lease operating expenses increased 9.1% to $12.1 million from 1992, due to the increase in production offset in part by the lower Canadian dollar rate in 1993. In addition, the 1993 increase included a prior period third party gas processing fee adjustment of $0.6 million. However, on a barrel of oil equivalent ("BOE") basis, 1993 lease operating expenses of $2.79 were down 6.4% compared to 1992. Since 1991, the Company's field fixed expenses have been kept constant. Besides the Company's increased production, more third party gas was processed through Company operated gas plants.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

  Operating Expenses (Continued)
  ------------------------------

     1993 depreciation, depletion and amortization expense ("DD&A") fell $7.4 million from 1992, due to the disposition of the U.S. assets, a lower Canadian DD&A rate due to lower exchange rates, and the writedown of oil and gas properties in 1992. In the first quarter of 1992, the Company recorded a $24.7 million pre-tax and after-tax writedown of its U.S. oil and gas properties and a $28.6 million ($15.9 million after-tax) writedown of its Canadian oil and gas properties. 1993 DD&A expenses decreased $25.9 million from 1991, principally due to the sale of U.S. assets and writedowns of oil and gas properties in 1992, and the writedown of oil and gas properties by $94.2 million ($66 million after-tax) in 1991.

     1993 general and administrative expense decreased by $3.0 million and $9.2 million compared to 1992 and 1991, respectively. This was primarily due to the closure of the Denver office in 1992. In addition, in late 1991, the decision was made to reduce the Company's U.S. staff by approximately 30%, restructure its management team and close its Houston office. As a result, the Company recorded $2.5 million in 1991 for these restructuring expenses.

     A $0.5 million gain resulting from the sale of the California gas wells to Samedan Oil Corporation was reflected in the third quarter of 1993. The $34.9 million loss in the prior year related to the sale of U.S. assets to Dreyfus.

  Non-operating Items
  -------------------

     Interest expense, net of interest income and capitalized interest, decreased $3.1 million in 1993 compared to 1992, mainly due to the repurchase of $18.4 million in 1993 and $55.3 million in 1992 of the Company's public notes and the reduction of borrowing on the Company's line of credit, partly offset by a decrease in capitalized interest. 1991 net interest expense was $7.1 million higher than 1993 because of the public notes outstanding and increased borrowing on the line of credit, which resulted from the Royal acquisition in 1990.

     Net other income in 1993 mainly related to a gas contract settlement. In 1992, the Company recorded a $2.0 million gain on the sale of its 5% interest in Natural Gas Clearinghouse ("NGC"). Equity earnings from the partnership interest in NGC of $0.8 million and $2.0 million were recognized in 1992 and 1991, respectively. There was no income effect in 1993 and 1992 associated with the Phantom Stock Plan compared to income of $4.0 million in 1991.

  Income Taxes
  ------------

     The Company adopted the Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes" as of January 1, 1993. A one time benefit adjustment of $5.3 million was recognized in the first quarter of 1993.

     In 1993, the income tax expense reflected a different effective tax rate (51.4%) from the statutory Canadian income tax rate of 44.34% due to the lack of tax benefits associated with interest and other costs incurred in the U.S.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

  Income Taxes (Continued)
  ------------------------

     The tax benefit of $9.8 million and $25.2 million for 1992 and 1991 respectively resulted from the disposition of U.S. assets in 1992 and the oil and gas writedown in each of the two years.

     For Canadian income tax purposes, the Large Corporation Tax ("LCT") is creditable against the federal surtax (3% of federal income tax). Any unused LCT may be carried back three years and forward seven years. In 1993, based on estimated future taxable income in Canada, the Company recognized a portion of the LCT paid ($0.6 million) as a tax asset for the deferred tax computation.

  Cash Flows From Operating Activities
  ------------------------------------

     1993 cash flow from continuing operations increased $2.9 million from 1992 and decreased $11.9 million from 1991. 1993 reflected the Company as a primarily Canadian operation, while 1992 and 1991 include revenues from the U.S. assets which were subsequently sold. Furthermore, the Company in 1993 received U.S. tax refunds of $5.6 million from tax loss carrybacks. The income tax paid in 1992 and 1991 predominantly related to U.S. taxes, while the 1993 payment represents mainly the current Canadian Large Corporation Tax, withholding taxes and U.S. franchise taxes.

  Cash Flows from Investing Activities
  ------------------------------------

     Additions to property, plant and equipment (excluding capitalized interest and acquisitions) were $19.2 million in 1993 compared to $21.5 million in 1992 and $42.8 million in 1991. In 1993, acquisitions in Canada were $2.1 million compared to $2.0 million in 1992.

     1993 proceeds of $0.9 million from the sale of property, plant and equipment were received primarily as a result of the sale of several small Canadian properties. 1993 proceeds of $6.2 million from the sale of U.S. assets were composed of $5.1 million from the sale of the California gas wells to Samedan Oil Corporation in the third quarter of 1993, and additional proceeds received in the first quarter of 1993 of $1.1 million relating to the 1992 disposition of U.S. assets to Dreyfus.

     Proceeds from the disposition of U.S. assets to Dreyfus, excluding post effective date revenues retained and offset against the purchase price, were $97.1 million in 1992. Additional 1992 divestiture proceeds of $7.8 million were received primarily as a result of the sale of some smaller U.S. properties. Also, $7.5 million was received during the second quarter of 1992 from the sale of the Company's interest in NGC.

     Divestitures of non-strategic properties in 1991 generated $17.2 million and $1.8 million of proceeds in the U.S. and Canada, respectively. Proceeds in 1991 also included $2.4 million from the sale of gas plants in the U.S.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

  Cash Flows from Financing Activities
  ------------------------------------

     Cash flows from financing activities resulted in an outflow of $13.0 million in 1993 compared with an outflow of $99.6 million and $27.5 million for 1992 and 1991, respectively. In 1993, the Company repurchased $18.4 million of its long-term notes ($1.9 million of its 9 7/8% and $16.5 million of its 10% notes) and 7,191 shares of its stock.

     In December 1993, the Company borrowed $5.7 million on its line of credit.

     During 1992, the Company used proceeds from asset sales to pay down a net $99.3 million in debt. It repurchased $55.3 million of its notes ($43.9 million of its 9 7/8% notes and $11.4 million of its 10% notes). The Company also repaid its line of credit in full, representing a net $42.0 million reduction during 1992, and repaid other debt totalling $2.0 million. During 1991, the Company paid down debt by a net $22.7 million.

     The Company repurchased 31,365 and 170,500 shares of its stock in the open market for $0.3 million and $4.0 million during 1992 and 1991, respectively. The Company suspended its dividend in May 1991. During 1991, the Company's dividend payments were $0.8 million.

  Liquidity
  ---------

     The Company plans to fund its capital expenditures, working capital needs and interest payments through its operating cash flow and its revolving line of credit. At December 31, 1993, the Company had $17 million available under its Canadian line of credit. (See Note F to the Consolidated Financial Statements for further information on the revolving line of credit.)

  Future Trends and Uncertainties
  -------------------------------

     The prices obtained for the sale of oil and natural gas have a significant impact on the Company's future earnings and cash flows. The Company sells its gas on the spot market and under short and long-term contracts. A majority of gas contracts do not have prices fixed for more than twelve months; therefore, gas prices are subject to volatility depending on fluctuations in the gas market. Oil prices generally follow worldwide oil prices, which are subject to fluctuations resulting from world supply and demand and other factors such as events occurring in the Middle East. Oil and gas prices also affect the estimated present value of the Company's reserves, which is a component of the quarterly full cost ceiling test.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

  FUTURE TRENDS AND UNCERTAINTIES (Continued)
  -------------------------------------------

     The Company's future oil and gas production is dependent in part on the replacement of production with new reserves and its ability to market its deliverable quantities of production. The Company plans to concentrate on adding gas reserves and to continue to develop shut-in properties in Canada. The Company will continue to pursue oil prospects where there is potential for significant reserve additions and immediate opportunities for development. In marketing gas reserves, the Company plans to increase geographical diversity within the customer portfolio targeting in particular California and the Pacific Northwest. In addition, the Company intends to shift more natural gas production into direct sales contracts, which generally are one year in length. 1994 production volumes are expected to be approximately equal to 1993 volumes. To protect against exposure to natural gas price fluctuations in 1994, the Company has entered into hedge contracts for a portion of its gas.

     In 1993, the Company replaced its reserves due to active exploration, development and acquisitions programs. For 1994, the Company's capital spending is anticipated to be approximately $28.0 million. Approximately $18.0 million will be directed towards exploration, development and acquisition activities, while approximately $10.0 million has been reserved for maintenance, tie-ins, compression and plant facilities.

     The Company believes its future operating cash flow and future credit availability will be adequate to fund its planned capital expenditures and working capital needs. In addition, the Company anticipates sufficient funds will be available to call a portion if not all of the 10% long-term notes payable, which are redeemable at the option of the Company after April 15, 1995.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL INFORMATION

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of DEKALB Energy Company:

     We have audited the accompanying consolidated balance sheets of DEKALB Energy Company as of December 31, 1993 and 1992, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DEKALB Energy Company as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with United States generally accepted accounting principles.

     As discussed in Note D of the financial statements for the year ended December 31, 1993, the Company has changed its method of accounting for deferred income taxes.

                                            COOPERS & LYBRAND

Calgary, Alberta
February 18, 1994

                   RESPONSIBILITIES FOR FINANCIAL STATEMENTS

     The financial statements on the following pages for the years ended December 31, 1993, 1992, and 1991, were prepared by management in conformity with generally accepted accounting principles appropriate in the circumstances.

     The integrity and objectivity of data in these financial statements and related financial data are the responsibility of management. The financial statements are presented on the accrual basis of accounting and, accordingly, include some amounts based on judgements of management. Management maintains what it believes to be an adequate system of internal accounting controls. More fundamentally, the Company seeks to ensure objectivity and integrity of its accounts by its selection of qualified personnel, by organizational arrangements that provide an appropriate division of responsibility, and by communicating its policies and standards throughout the organization.

     DEKALB Energy Company has engaged Coopers & Lybrand, Independent Accountants, to audit these financial statements. Their report is included herein which advises that the audit was conducted in accordance with generally accepted auditing standards. Those standards require that they plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. They include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. They also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     The Board of Directors pursues its responsibility for these financial statements through its Audit Committee composed of outside directors. Coopers & Lybrand has full and free access to the Audit Committee and has met with it to discuss auditing and financial reporting matters.

Vincent J. Tkachyk                      Michael E. Finnegan
President                               Vice President, Finance
                                        and Treasurer



Eddy Y. Tse
Chief Accounting Officer

                             DEKALB ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEARS ENDED DECEMBER 31,

                                                              1993         1992          1991
                                                            --------     ---------     ---------
OPERATING REVENUES
  Oil and liquids sales                                     $ 14,291     $  28,605     $  51,231
  Natural gas sales                                           30,215        30,678        41,718
  Other                                                        1,397         1,450         1,743
                                                            --------     ---------     ---------
          TOTAL OPERATING REVENUES                            45,903        60,733        94,692
OPERATING EXPENSES
  Lease operations and other direct charges                   12,467        18,833        29,802
  Depreciation, depletion and amortization                    15,142        22,522        41,080
  Provision for impairment of oil and gas properties              --        53,320        94,241
  General and administrative expense                           3,468         6,441        12,656
  (Gain) loss on disposal of U.S. assets                        (513)       34,942            --
                                                            --------     ---------     ---------
          INCOME (LOSS) FROM OPERATIONS                       15,339       (75,325)      (83,087)
Interest expense, net of interest income and capitalized
  interest                                                     3,795         6,938        10,902
Other income, net                                               (123)       (3,222)       (6,250)
                                                            --------     ---------     ---------
Earnings (loss) from continuing operations before income
  taxes                                                       11,667       (79,041)      (87,739)
Income tax expense (benefit)                                   5,995        (9,788)      (25,153)
                                                            --------     ---------     ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS                     5,672       (69,253)      (62,586)
Loss from discontinued operations (net of applicable
  income taxes)                                                   --        (1,050)           --
Earnings on cumulative effect of change in accounting
  principle                                                    5,334            --            --
                                                            --------     ---------     ---------
NET EARNINGS (LOSS)                                         $ 11,006     $ (70,303)    $ (62,586)
                                                            ========     =========     =========
Earnings (loss) per share:
Earnings (loss) from continuing operations                  $   0.59     $   (7.19)    $   (6.51)
Loss from discontinued operations                                 --         (0.11)           --
Earnings on cumulative effect of change in accounting
  principle                                                     0.55            --            --
                                                            --------     ---------     ---------
NET EARNINGS (LOSS) PER SHARE                               $   1.14     $   (7.30)    $   (6.51)
                                                            ========     =========     =========
Weighted average shares outstanding                            9,675         9,630         9,618

    The accompanying notes are an integral part of the financial statements.

                             DEKALB ENERGY COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                     ASSETS

                                                                        AS OF DECEMBER 31,

                                                                        1993         1992
                                                                      --------     ---------
Current assets:
  Cash and cash equivalents                                           $ 22,664     $  18,872
  Receivables                                                            7,874        10,116
  Other current assets                                                     781           989
                                                                      --------     ---------
          Total current assets                                          31,319        29,977
Other assets                                                               855         6,878
Property, plant, and equipment:
  Oil and gas assets, full cost method
     Proved properties, being amortized                                298,235       313,122
     Unproved properties and properties under development, not being
      amortized                                                          9,048        15,729
  Other property and equipment                                           2,817         2,847
  Less accumulated depreciation, depletion and amortization           (132,185)     (149,568)
                                                                      --------     ---------
          Net property, plant and equipment                            177,915       182,130
                                                                      --------     ---------
          TOTAL ASSETS                                                $210,089     $ 218,985
                                                                      ========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit and notes payable                                    $  5,663     $     360
  Accounts payable, trade                                               13,868        10,799
  Other current liabilities                                              5,177         7,798
                                                                      --------     ---------
          Total current liabilities                                     24,708        18,957
Other long-term liabilities                                             10,612        10,352
Deferred income taxes                                                   22,845        24,364
Long-term debt                                                          51,325        69,725
                                                                      --------     ---------
          TOTAL LIABILITIES                                            109,490       123,398
                                                                      --------     ---------
Commitments and contingencies (Notes A and G)
Shareholders' equity:
  Capital stock:
     Class A; $.625 stated value; 6,000,000 shares authorized;
      2,418,000 shares issued at December 31, 1993; 2,544,304 shares
      issued at December 31, 1992                                        1,511         1,590
     Class B (nonvoting); $.625 stated value; 13,000,000 shares authorized; 11,260,483 shares issued at December 31, 1993;
      11,134,179 shares issued at December 31, 1992                      7,038         6,959
  Capital in excess of stated value                                     51,657        51,765
  Retained earnings                                                    142,554       131,548
  Currency translation adjustments                                     (12,141)       (6,225)
                                                                      --------     ---------
                                                                       190,619       185,637
  Treasury shares, at cost (4,072,258 shares in 1993 and 4,067,371
     shares in 1992)                                                   (90,020)      (90,050)
                                                                      --------     ---------
          TOTAL SHAREHOLDERS' EQUITY                                   100,599        95,587
                                                                      --------     ---------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $210,089     $ 218,985
                                                                      ========     =========

    The accompanying notes are an integral part of the financial statements.

                             DEKALB ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                           FOR THE YEARS ENDED DECEMBER 31,

                                                            1993         1992         1991
                                                          --------     --------     --------
CASH FLOWS from OPERATING ACTIVITIES
  Net income (loss)                                       $ 11,006     $(69,253)    $(62,586)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation, depletion and amortization               15,142       22,522       41,080
     Provision for impairment of oil and gas properties         --       53,320       94,241
     Provision (benefit) for deferred income taxes           5,226       (8,342)     (27,291)
     Cumulative effect of change in accounting principle    (5,334)          --           --
     (Gain) Loss on disposal of U.S. assets                   (513)      34,942           --
     Other                                                     (86)      (1,176)      (1,544)
                                                          --------     --------     --------
                                                            25,441       32,013       43,900
  Changes in assets and liabilities:
     Receivables                                               840        8,833        8,331
     Other current assets                                      196        2,817          197
     Other assets                                            6,024       (4,553)          --
     Accounts payable and other current liabilities            596      (16,887)      (6,873)
     Other long term liabilities                            (1,560)       3,427       (2,508)
     Current taxes payable                                      --        2,635        1,421
     Deferred income taxes                                      --           --       (1,070)
     Other assets and liabilities                               --          367           23
                                                          --------     --------     --------
       Cash flows from continuing operations                31,537       28,652       43,421
                                                          --------     --------     --------
       Cash flows from discontinued operations                 840          480          919
                                                          --------     --------     --------
NET CASH FLOWS from OPERATING ACTIVITIES                    32,377       29,132       44,340
                                                          --------     --------     --------
CASH FLOWS from INVESTING ACTIVITIES
  Purchases of property, plant and equipment               (22,875)     (25,106)     (48,470)
  Proceeds from sale of property, plant and equipment          912        7,750       23,234
  Proceeds from sale of U.S. assets                          6,175       97,181           --
  Proceeds from sale of investments                             --        7,500           --
                                                          --------     --------     --------
NET CASH FLOWS from INVESTING ACTIVITIES                   (15,788)      87,325      (25,236)
                                                          --------     --------     --------
CASH FLOWS from FINANCING ACTIVITIES
  Purchases of common stock                                    (79)        (328)      (4,121)
  Proceeds from exercise of stock options                        1           79           67
  Proceeds from debt                                            --       35,000       10,000
  Net short-term borrowings                                  5,455       (1,631)       1,744
  Payments made on long-term debt and net capital lease
     changes                                               (18,400)    (132,688)     (34,461)
  Dividends paid                                                --           --         (768)
                                                          --------     --------     --------
NET CASH FLOWS from FINANCING ACTIVITIES                   (13,023)     (99,568)     (27,539)
                                                          --------     --------     --------
NET EFFECT of EXCHANGE RATES on CASH                           226         (134)          65
                                                          --------     --------     --------
Net increase (decrease) in cash and cash equivalents         3,792       16,755       (8,370)
Cash and cash equivalents, prior year                       18,872        2,117       10,487
                                                          --------     --------     --------
CASH and CASH EQUIVALENTS, CURRENT YEAR                   $ 22,664     $ 18,872     $  2,117
                                                          ========     ========     ========
Note: Cash paid during the period for:
       Income taxes                                       $    371     $    713     $  2,744
       Interest                                           $  6,472     $  9,708     $ 11,936
       Capitalized interest                               $  1,515     $  2,961     $  5,686

    The accompanying notes are an integral part of the financial statements.

                             DEKALB ENERGY COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 ($ THOUSANDS)

                                               ISSUED
                                ------------------------------------
                                    CLASS A             CLASS B
                                                      (NONVOTING)      CAPITAL IN
                                     STOCK               STOCK         EXCESS OF                 CURRENCY       TREASURY STOCK
                                ----------------   -----------------     STATED     RETAINED    TRANSLATION   -------------------
                                SHARES   AMOUNT    SHARES    AMOUNT      VALUE      EARNINGS    ADJUSTMENTS   SHARES     AMOUNT
                                ------   -------   -------   -------   ----------   ---------   -----------   -------   ---------
DECEMBER 31, 1990               2,683    $1,677    10,992    $6,870     $ 52,640    $265,205     $  11,502    (3,907)   $ (86,643)
Net Loss                                                                             (62,586)
Dividends ($.08 per share)                                                              (768)
Exchange Class A for Class B      (35)      (22)       35        22
Exercise of Stock Options                                                   (245)                                 13          304
Treasury Shares Purchased                                                                                       (173)      (4,121)
Translation Adjustment                                                                                 514
Other                               1                                        (18)                                              26
                                ------   -------   -------   -------   ---------    ---------   -----------   -------   ---------
DECEMBER 31, 1991               2,649    $1,655    11,027    $6,892     $ 52,377    $201,851     $  12,016    (4,067)   $ (90,434)
Net Loss                                                                             (70,303)
Exchange Class A for Class B     (107)      (67)      107        67
Exercise of Stock Options                                                   (665)                                 31          712
Treasury Shares Purchased                                                                                        (31)        (328)
Translation Adjustment                                                                             (18,241)
Other                               2         2                               53
                                ------   -------   -------   -------   ---------    ---------   -----------   -------   ---------
DECEMBER 31, 1992               2,544    $1,590    11,134    $6,959     $ 51,765    $131,548     $  (6,225)   (4,067)   $ (90,050)
Net Income                                                                            11,006
Exchange Class A for Class B     (126)      (79)      126        79
Exercise of Stock Options                                                   (108)                                  2          109
Treasury Shares Purchased                                                                                         (7)         (79)
Translation Adjustment                                                                              (5,916)
                                ------   -------   -------   -------   ---------    ---------   -----------   -------   ---------
DECEMBER 31, 1993               2,418    $1,511    11,260    $7,038     $ 51,657    $142,554     $ (12,141)   (4,072)   $ (90,020)
                                ======   =======   =======   =======   =========    =========   ===========   =======   =========

    The accompanying notes are an integral part of the financial statements.

                             DEKALB ENERGY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ACCOUNTING POLICIES AND PROCEDURES

  (1) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions between consolidated companies have been eliminated.

  (2) Statement of Cash Flows

     The Company classifies highly liquid investments with maturities of three months or less as cash and cash equivalents. Cash equivalents are stated at cost which approximates market. The cash flows from contracts that have been accounted for as hedges have been classified as cash flows from operating activities.

  (3) Oil and Gas Properties

     The Company uses the full cost method of accounting, under which the cost of all exploration and development activities (both successful and unsuccessful) is capitalized and subsequently amortized to expense using the unit-of-production method based upon production and estimates of proved reserve quantities. Unevaluated costs and related capitalized interest costs are excluded from the amortization base until the properties associated with these costs are evaluated and determined to be productive or impaired. Should the net evaluated capitalized costs (net of deferred income taxes) exceed the estimated after-tax present value of oil and gas reserves and unimpaired value of unevaluated properties on a country-by-country basis, the excess would be charged to expense. Included in the estimated present value are Canadian tax credits expected to be realized beyond the scheduled expiration date of the legislation (see Supplemental Financial Information). Proceeds from disposals of oil and gas properties are applied as reductions of capitalized costs. Gain or loss is recognized only on the sale of oil and gas properties involving significant amounts of reserves.

  (4) Future Removal and Site Restoration Costs

     Estimated dismantlement, abandonment and clean-up costs, net of estimated salvage values, are expensed on the unit-of-production basis using proved oil and gas reserves.

  (5) Other Property, Plant and Equipment

     It is the policy of the Company to capitalize expenditures for major renewals and betterments at cost and to charge to operating expenses the cost of current maintenance and repairs. Provisions for depreciation have been computed principally on the straight-line method based on expected useful lives. Rates used for depreciation are based principally on the following expected lives:
Equipment -- 2 to 10 years; Other -20 years; and Leasehold improvements -- term of lease.

                             DEKALB ENERGY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ACCOUNTING POLICIES AND PROCEDURES

     The cost and accumulated allowances for depreciation and amortization relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. The resultant gain or loss is included in current operating results.

  (6) Income Taxes

     Effective January 1, 1993, the Company adopted the liability method of accounting for income taxes under Statement of Financial Accounting Standard
(SFAS) No. 109. The adoption of SFAS No. 109 resulted in a one time benefit adjustment of $5.3 million in the first quarter of 1993.

     Prior to 1993, income taxes were calculated in accordance with Accounting Principles Board Opinion No. 11. Investment tax credits were recognized using the flow through method whereby current income tax expense was reduced by investment tax credits utilized. Deferred taxes arose from timing differences between financial and tax reporting. No taxes have been accrued on the unremitted earnings of the Canadian subsidiary as these are intended to be permanently invested in Canada.

  (7) Foreign Currency Translation

     The Company's reporting currency is U.S. dollars. Translation adjustments resulting from translating foreign currency financial statements into U.S. dollar equivalents are reported separately and accumulated in a separate component of shareholders' equity. Aggregate exchange gains and losses arising from the translation of foreign currency transactions, excluding intercompany debt, are included in income.

  (8) Earnings Per Share Calculation

     Earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average shares outstanding during each year. The 1992 and 1991 computation of weighted average shares outstanding exclude anti-dilutive shares.

  (9) Gas Balancing

     The Company uses the sales method to account for gas imbalances. Under this method, revenue is recorded on the basis of the Company's share of actual gas sold. The Company did not have any significant gas imbalances outstanding at December 31, 1992 or 1993.

                             DEKALB ENERGY COMPANY

A. ACCOUNTING POLICIES AND PROCEDURES -- (CONTINUED)

  (10) Concentration of Credit Risk

     Substantially all of the Company's receivables are within the oil and gas industry. Although diversified within many companies, collectibility is dependent upon the general economic conditions of the industry. Effective December 1992, the Company has invested excess cash in high-grade securities through a U.S. investment firm in New York City, and in term deposits with a Canadian chartered bank.

  (11) Hedge Contracts

     The Company enters into various contracts to hedge a portion of its oil and gas production against fluctuating prices. The results of these contracts are included in revenues as the oil or gas is produced.

B. DISPOSITION OF U.S. ASSETS

     On July 9, 1992, the Company announced that it had entered into a definitive agreement to sell substantially all of its U.S. oil and gas properties to Louis Dreyfus Gas Holdings Inc. ("Dreyfus"). On October 16, 1992, the Dreyfus transaction was approved by the shareholders at a special shareholders' meeting and the closing of the transaction was completed on the same day. The Company did not sell its California properties. The Company received $104 million of gross proceeds from the sale, which included approximately $6.0 million of cash flow from the properties from the effective date (July 1, 1992). In addition, Dreyfus assumed certain liabilities. A pre-tax loss of $34.9 million ($32.3 million after-tax) was recorded on the sale in 1992.

     Revenues, lease operating expense, DD&A and sales volumes for the 1992 divested properties were as follows:

                                                                      Six Months Ended
                                                                       June 30, 1992
                                                                      ----------------
        ($ IN MILLIONS)
        Revenues                                                           $ 20.1
        Lease Operating Expense                                            $  6.6
        DD&A                                                               $  8.3
        Sales Volumes
        -------------
          Oil and Condensate (MBbls)                                          494
          Natural Gas Liquids (MBbls)                                         125
          Natural Gas (MMCF)                                                5,006

                             DEKALB ENERGY COMPANY

B. DISPOSITION OF U.S. ASSETS -- (CONTINUED)

     On August 5, 1993, the Company announced the sale of all its California gas wells to Samedan Oil Corporation for $5.1 million, effective July 1, 1993. The Company, in the third quarter of 1993, recorded a $0.5 million pre-tax and after-tax gain on the disposition of the California gas wells. Also, the Company closed down its exploration office in Bakersfield. The only U.S. property retained by the Company after this sale is the working interest in a single non-operated oil well in California and adjacent acreage.

     Revenues, lease operating expenses, DD&A and sales volumes for the 1993 divested properties were as follows:

                                                                      Six Months Ended
                                                                       June 30, 1993
                                                                      ----------------
        ($ IN MILLIONS)
        Revenue                                                             $1.6
        Lease Operating Expense                                             $0.3
        DD&A                                                                $0.9
        Sales Volumes
          Natural Gas (MMCF)                                                 850

C. NON-OPERATING ITEMS ($ IN THOUSANDS)

(1) Interest Expense, Net

                                                            For The Years Ended December 31,
                                                            --------------------------------
                                                             1993        1992         1991
                                                            -------     -------     --------
    Interest expense*                                       $ 4,588     $ 7,456     $ 11,694
    Interest income                                            (793)       (518)        (792)
                                                            -------     -------     --------
    Total interest expense, net                             $ 3,795     $ 6,938     $ 10,902
                                                            -------     -------     --------

- ---------------

 * Interest of $1,515, $2,961, and $5,686 was capitalized in 1993, 1992 and 1991, respectively. In 1992 interest of $2,067 was charged to the loss on the sale of the U.S. assets.

(2) Other Income, Net

                                                           For The Years Ended December 31,

                                                            1993         1992         1991
                                                           -------     --------     --------
    Gas contract settlements                               $   (91)    $    300     $     --
    Phantom stock income                                        --           --       (4,015)
    Equity in earnings                                          --         (756)      (2,035)
    Gain on sale of equity investment                           --       (1,914)          --
    Adjustment to prior accruals                                --         (960)          --
    All other, net                                             (32)         108         (200)
                                                           -------     --------     --------
    Total other income, net                                $  (123)    $ (3,222)    $ (6,250)
                                                           =======     ========     ========

                             DEKALB ENERGY COMPANY

D. INCOME TAX PROVISION (BENEFITS) ($ IN THOUSANDS)

                                                          For The Years Ended December 31,

                                                          1993         1992          1991
                                                        --------     ---------     ---------
    Current:
      Federal                                           $    140     $  (4,786)    $  (1,050)
      State                                                   50            46            58
      Foreign                                                579         3,293         3,130
                                                        --------     ---------     ---------
                                                             769        (1,447)        2,138
    Deferred:
      Federal                                                 --         2,340       (27,332)
      Foreign                                              5,226       (10,681)           41
                                                        --------     ---------     ---------
                                                           5,226        (8,341)      (27,291)
                                                        --------     ---------     ---------
    Income tax provision (benefit)                      $  5,995     $  (9,788)    $ (25,153)
                                                        --------     ---------     ---------
    SFAS No. 109 adjustment                               (5,334)           --            --
                                                        --------     ---------     ---------
    Total income tax provision (benefit)                $    661     $  (9,788)    $ (25,153)
                                                        ========     =========     =========

     The income tax provision for continuing operations was a provision of $5,995 in 1993 and a benefit of $9,788 in 1992 and $25,153 in 1991. Deferred tax expense (benefit) results from the following types of differences in the timing of the recognition of revenues and expense for tax and financial statement purposes.

                                                           For The Years Ended December 31,

                                                            1993        1992         1991
                                                           -------    ---------    ---------
    Related to oil and gas operations including depletion
      and intangible drilling costs                        $ 5,326    $   4,534    $     622
    Tax depreciation greater than (less than) book
      depreciation                                            (412)      (3,172)       1,872
    Provision for impairment of oil and gas properties          --      (21,108)     (28,201)
    Asset dispositions                                        (515)       1,135       (5,325)
    Foreign tax                                                 --           --           41
    Phantom stock accruals                                      --           --          875
    Deferred compensation                                       --           --         (198)
    Bad debts                                                   --           --          (60)
    Capitalized interest                                       515          475          869
    Capitalized overhead                                        --          366        1,558
    Deferred tax benefit not realizable                         --        2,340           --
    Losses for which no U.S. tax benefits were recorded         --        7,934           --
    Other accruals                                             312         (845)         656
                                                           -------    ---------    ---------
    Total timing differences from continuing operations    $ 5,226    $  (8,341)   $ (27,291)
                                                           =======    =========    =========

                             DEKALB ENERGY COMPANY

D. INCOME TAX PROVISION -- (CONTINUED)

     Total tax provisions (benefits) resulted in effective tax rates differing from that of the statutory income tax rates. The reasons for these differences are:

                                                              PERCENT OF PRETAX EARNINGS FOR
                                                               THE YEARS ENDED DECEMBER 31,

                                                               1993       1992        1991
                                                              ------     -------     -------
                                                                %           %           %
    Statutory rate*                                             44.3       (34.0)      (34.0)
    Statutory deductions in excess of accounting charges        (5.3)         --
    Tax refund limitation**                                      8.2        19.6          --
    Other non-income tax                                         4.4         0.1          --
    Other                                                       (0.2)        1.9         5.3
                                                              ------     -------     -------
    Effective rate for continuing operations                    51.4       (12.4)      (28.7)
    SFAS No. 109 adjustment                                    (45.7)         --          --
                                                              ------     -------     -------
                                                              $  5.7     $ (12.4)    $ (28.7)
                                                              ======     =======     =======

- ---------------

 * 1993 Canadian statutory rate; 1992 and 1991 U.S. federal statutory rate.

** Tax refund limitations result from losses for which no U.S. tax benefit has been recorded.

                                                           EARNINGS (LOSS) FROM CONTINUING
                                                          OPERATIONS BEFORE INCOME TAXES FOR
                                                             THE YEARS ENDED DECEMBER 31,

                                                            1993        1992         1991
                                                          --------    ---------    ---------
    U.S.                                                  $ (2,151)   $ (59,707)   $ (94,086)
    Canada                                                  13,818      (19,334)       6,347
                                                          --------    ---------    ---------
    Earnings (loss) from continuing operations before
      taxes                                               $ 11,667    $ (79,041)   $ (87,739)
                                                          ========    =========    =========

     For U.S. tax purposes there are approximately $21.2 million in tax operating loss carryforwards remaining as at December 31, 1993. These losses, if not utilized, will expire in 2007. Investment tax credits of approximately $1.5 million are available to offset taxable U.S. income after December 31, 1993. If not utilized, these credits will expire by 2003.

     Effective January 1, 1993, the Company adopted the liability method of accounting for income taxes under Statement of Financial Accounting Standards
(SFAS) No. 109. Prior to 1993, income tax was calculated in accordance with Accounting Principle Board Opinion No. 11. The adoption of SFAS 109 resulted in a one time benefit adjustment of 5.3 million which was recorded in the first quarter of 1993.

                             DEKALB ENERGY COMPANY

D. INCOME TAX PROVISION -- (CONTINUED)

     The components of the net deferred tax liabilities under SFAS No. 109 are as follows:

                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,

                                                                      1993       1992(1)
                                                                    --------     -------
    Deferred Tax Assets
      Current allowance for uncollectible accounts receivable       $   (241)    $  (231)
    Non Current
      Liabilities                                                     (3,423)     (3,241)
      Tax net operating loss carryforward                             (7,201)     (3,570)
                                                                    --------     -------
    Total deferred assets                                            (10,865)     (7,042)
    Valuation allowance                                                9,472       6,746
                                                                    --------     -------
    Net deferred tax assets                                           (1,393)       (296)
    Deferred Tax Liabilities
      Non-current oil & gas properties                                24,238      19,326
                                                                    --------     -------
    Net deferred tax liability                                      $ 22,845     $19,030
                                                                    ========     =======

- ---------------

(1) The components of the net deferred tax liabilities reflect those after the SFAS No. 109 adjustment.

     The Company has recorded a valuation allowance for all U.S. federal tax operating loss carryforwards and U.S. future deductible amounts under SFAS No. 109 since the Company has limited future taxable income in the United States to realize these benefits.

E. OTHER CURRENT LIABILITIES ($ IN THOUSANDS)

                                                                             AS OF
                                                                         DECEMBER  31,
                                                                       -----------------
                                                                        1993       1992
                                                                       ------     ------
    Interest                                                           $1,772     $2,219
    Compensation                                                          371        432
    Insurance reserves                                                  1,285      1,356
    Taxes                                                                 247        368
    Liabilities on disposition of U.S. assets                             718      2,397
    Other                                                                 784      1,026
                                                                       ------     ------
    Total other current liabilities                                    $5,177     $7,798
                                                                       ======     ======

                             DEKALB ENERGY COMPANY

F. DEBT ($ IN THOUSANDS)

                                                                     As Of December 31,
                                                                     -------------------
                                                                      1993        1992
                                                                     -------     -------
    Term debt:
      Notes -- 10.0% interest, due in 1998                           $22,100     $38,600
      Notes -- 9.875% interest, due in 2000                           29,225      31,125
    Line of credit debt                                                5,663           0
    Notes payable -- majority at an interest rate of 7.25%, payable
      in varying instalments through 1993                                 0         360
                                                                     -------     -------
                                                                      56,988      70,085
    Less current maturities                                            5,663         360
                                                                     -------     -------
    Net long-term debt                                               $51,325     $69,725
                                                                     =======     =======

     Aggregate maturities for the years ending December 31, 1994 through 1997 and thereafter, are as follows in thousands:


 1994       1995       1996       1997      Thereafter
- -------    ------     ------     ------     ----------
 $5,663    $   --     $   --     $   --      $ 51,325

     The $22.1 million of 10.0% notes may be redeemed at the option of the Company any time after April 15, 1995 at 100% of the principal amount thereof plus accrued interest to the date of redemption.

     The term debt agreements contain restrictions on the disposition of assets of the Company and limitations on the amount of sale and leaseback transactions.

     Effective November 19, 1992, DEKALB Energy Canada Ltd. ("DECL") entered into a revolving term credit facility with the Royal Bank of Canada, which allows borrowings of up to $30.0 million Canadian funds or the equivalent amount in U.S. funds. DECL may borrow in Canadian dollars at Canadian prime (5.50% at December 31, 1993), in U.S. dollars at U.S. prime (6% at December 31, 1993) plus one-eighth of one percent or under a number of other financing alternatives. Commitment fees are paid on the unused portion of the commitment to the extent it exceeds $10.0 million Canadian dollars. This agreement replaced DECL's $13 million Canadian funds facility. At December 31, 1993, DECL had $7.5 million Canadian funds ($5.7 million U.S.) outstanding under this revolving term credit facility. The facility is guaranteed by DEKALB Energy Company. The current term of the facility expires on June 30, 1994, at which time the Company expects a twelve month extension. If the term is not extended by the bank, the commitment will be reduced to the amount of the borrowings then outstanding or two-thirds of DECL's reserve value, whichever is less. DECL is then required to pay down the commitment in 20 quarterly installments. The first installment is due six months after the cancellation date. The Company intends to repay the outstanding line of credit debt within the next twelve months.

                             DEKALB ENERGY COMPANY

F. DEBT -- (CONTINUED)

     The revolving term credit facility contains a debt to equity covenant for DECL during the term of the agreement, and a cash flow covenant during the repayment period after the termination of the facility. DECL must notify the bank when various adverse events occur. The bank, at its discretion, may require DECL to collateralize certain of its properties.

     At December 31, 1993, the Company had no collateralized oil and gas properties.

     In 1992, upon receipt of the proceeds from the disposition of U.S. assets, the Company repaid its U.S. line of credit. The Company also used the proceeds to repurchase a portion of its public debt. The Company repurchased $55.3 million of such public debt during 1992, and an additional $18.4 million was repurchased during 1993.

G. COMMITMENTS AND CONTINGENCIES AND OFF-BALANCE SHEET RISKS

  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are defendants in various legal actions arising in the course of their current and discontinued business activities. In the opinion of management, these actions will not result in a material effect on the Company's consolidated financial position.

     The Company has noncancellable agreements with terms ranging from 1 to 10 years to lease office space and equipment, and for terms ranging from 15 to 30 years for pipeline transportation capacity. Minimum payments due under the term of the agreements are as follows:

    ($ IN THOUSANDS)
                                        1994     1995     1996     1997     1998    THEREAFTER
                                       ------   ------   ------   ------   ------   ----------
    Lease commitments                  $  316   $  367   $  380   $  414   $  414    $    587
    Pipeline commitments               $3,077   $3,077   $3,077   $3,077   $3,077    $ 14,873
                                       ------   ------   ------   ------   ------    --------
              Total                    $3,393   $3,444   $3,457   $3,491   $3,491    $ 15,460
                                       ======   ======   ======   ======   ======    ========

     Rental expense for operating leases for the years ended December 31, 1993, 1992, and 1991 was $370,000, $1,054,000 and $967,000 respectively.

  OFF-BALANCE SHEET RISKS

     At December 31, 1993, the Company had in its name stand-by letters of credit in the amount of $0.4 million which covered 18 months of pipeline demand charges with Alberta Natural Gas Co. Ltd.

                             DEKALB ENERGY COMPANY

G. COMMITMENTS AND CONTINGENCIES AND OFF-BALANCE SHEET RISKS

     The Company has entered into the following NYMEX price based hedge contracts for its gas:

          10,000 MMBTU per day for the term December 1993 through November 1994.

          10,000 MMBTU per day for the term March 1994 through December 1994.

     The fair value of the hedges approximate contract values based on terms currently available to the Company.

H. CAPITAL STOCK AND INCENTIVE PLANS

  Class A and Class B (Nonvoting) Stock

     The holders of Class A Stock and Class B (nonvoting) Stock have the same rights in all respects, including rights with respect to dividends and other distributions, except that (i) the holders of Class B (nonvoting) Stock have no voting rights other than as required by the Delaware General Corporation Law,
(ii) the holders of Class A Stock may exchange, at their election, any of their shares for an equal number of shares of Class B (nonvoting) Stock on a continuing basis and (iii) the Board of Directors of the Company may distribute
(1) voting stock of subsidiaries of the Company to the holders of Class A Stock of the Company and (2) non-voting stock of subsidiaries of the Company to the holders of Class B (nonvoting) Stock of the Company.

  PREFERRED STOCK

     The Company has 500,000 shares of $1 par value preferred stock authorized and unissued.

  INCENTIVE PLANS

     In 1990, the Company adopted a Long-Term Incentive Plan (the "Plan") which provides for the awarding, from time to time, of stock options, restricted stock, stock appreciation rights (SARs), performance awards and stock indemnification rights (SIRs). The Compensation Committee of the Board may make awards of SARs, SIRs, restricted stock, performance awards, or stock options to certain officers and other key employees of the Company. Stock options may be granted at no less than fair market value of the Company's stock at the date of grant and are exercisable within periods specified by the Compensation Committee. The Plan replaced an Incentive Stock Option Plan and a non-qualified stock option plan. All stock options granted prior to December 31, 1990, were granted under these latter two plans and continue in effect, but no new stock options may be awarded under these plans. At December 31, 1993, there were no longer any options outstanding under the Incentive Stock Option Plan. At December 31, 1993, 203,198 shares of Class A Stock subject to options and 7,050 shares of Class B (nonvoting) Stock subject to options were exercisable under the Plan. The Company had 136,564 shares available for future grants either as Class A or Class B shares, under the Plan at December 31, 1993.

                             DEKALB ENERGY COMPANY

H. CAPITAL STOCK AND INCENTIVE PLANS -- (CONTINUED)

                             DEKALB ENERGY COMPANY
                         CAPITAL STOCK AND INCENTIVE PLAN

                                                         Class                  Prices
                                                   -----------------    ----------------------
                                                      A          B            A            B
                                                   --------    -----    -------------    -----
Shares under option at December 31, 1990            243,173    7,050     $1.00-$31.75    $7.39
Activity:
  Granted                                            92,850       --    $20.00-$25.00       --
  Cancelled                                         (85,750)      --     $2.10-$31.75       --
  Reissued                                           64,500       --           $20.00       --
  Exercised                                         (16,528)      --     $1.00-$22.25       --
                                                   --------    -----    -------------    -----
Shares under option at December 31, 1991            298,245    7,050     $1.00-$31.75    $7.39
                                                   --------    -----    -------------    -----
Activity:
  Granted                                           219,850       --    $11.50-$16.50       --
  Cancelled                                        (132,370)      --    $13.00-$31.75       --
  Reissued                                           13,875       --    $13.00-$16.00       --
  Exercised                                         (33,980)      --     $1.00- $7.39       --
                                                   --------    -----    -------------    -----
Shares under option at December 31, 1992            365,620    7,050    $2.096-$22.25    $7.39
                                                   --------    -----    -------------    -----
Activity:
  Granted                                           103,725       --    $12.25-$16.75       --
  Cancelled                                        (154,037)      --    $12.25-$22.25       --
  Exercised                                         (15,843)      --    $2.096-$16.00       --
                                                   --------    -----    -------------    -----
Shares under option at December 31, 1993            299,465    7,050    $2.096-$22.25    $7.39
                                                   ========    =====    =============    =====

     Certain current and former officers of the Company were participants in a Phantom Stock Plan. Income of $4.0 million was included in earnings from continuing operations for 1991 resulting from price fluctuations in the stock of the Company, DEKALB Genetics Corporation and Pride Petroleum Services Inc. The Phantom Stock Plan expired in November of 1992. The Company paid $.5 million to the remaining participants.

     The Company previously granted 77,380 phantom units exercisable in 1993 at $16.00 per unit, to certain former officers of the Company. All of the phantom units were exercised in 1993, resulting in a $.1 million payment. This payment had been accrued as part of the loss on the sale of the U.S. assets in 1992.

                             DEKALB ENERGY COMPANY

I. PENSION PLANS

     Prior to the sale of the U.S. assets in 1992, the Company's U.S. employees participated in a noncontributory pension plan which was designed to provide benefits based on such employees' career earnings. As part of the sale of the U.S. assets, this plan was terminated, and assets were distributed.

     The Company maintains a noncontributory pension plan covering certain management employees which is not funded. Benefits are based on each participant's years of service, final average compensation (in the U.S.), or average of three highest paid years (in Canada) and estimated benefits received from certain other plans. At December 31, 1993, the U.S. did not have any active employees in the plan. Eight previous U.S. employees continue to receive benefits under the plan. The 1993 interest cost of $203,000 associated with the U.S. employees was accumulated as part of the loss on the sale of U.S. assets in 1992 and therefore did not result in an expense in 1993.

     Total pension expense for the years ended December 31, 1993, 1992, and 1991, was $85,000, $2,134,000, and $740,000, respectively.

     The components of total pension expense for 1993 are as follows ($ in thousands):

            Service cost -- benefits earned during the year                     $19
            Interest cost on projected benefit obligations                       65
            Net amortization and deferral                                         1
                                                                                ---
            Total pension expense                                               $85
                                                                                ===

     Actuarial assumptions for December 31, 1993 and December 31, 1992 are as follows:

                                                             DECEMBER 31,     DECEMBER 31,
                                                                 1993             1992
                                                             ------------     ------------
        Discount rate                                            7.00%            8.00%
        Average salary growth rate                               4.50%            5.50%

                             DEKALB ENERGY COMPANY

I. PENSION PLANS -- (CONTINUED)

     A reconciliation of accrued pension liability, included in other long-term liabilities on the financial statements, is as follows ($ in thousands):

                                                                    Unfunded Plan As Of
                                                               -----------------------------
                                                                 12/31/93         12/31/92
                                                               ------------     ------------
        Actuarial present value of benefits based on
          service to date and present pay levels:
          Vested                                                 $  2,952         $  2,866
          Nonvested                                                    --               --
                                                               -----------      -----------
        Accumulated benefit obligation                              2,952            2,866
        Additional amounts related to projected pay
          increases                                                   241              648
                                                               -----------      -----------
        Projected benefit obligation                                3,193            3,514
        Plan assets at fair value                                      --               --
                                                               -----------      -----------
        Plan assets (less than) benefit obligation                 (3,193)          (3,514)
        Unrecognized loss from experience                              31              251
        Unrecognized net (asset) liability                            (58)             (68)
                                                               -----------      -----------
        Accrued pension (liability) included in the
          Consolidated Balance Sheets                            $ (3,220)        $ (3,331)
                                                               ===========      ===========

J. DEFINED CONTRIBUTION PLANS

     Prior to the sale of the U.S. assets in 1992, the Company's U.S. employees participated in a voluntary thrift plan which provided that the Company contribute a minimum of $.50 for every dollar contributed by employees up to 6% of their salaries. Additional discretionary amounts could have been contributed when warranted by results of operations. Company contributions charged to expense under this plan were $243,000 and $173,000 for the years ended December 31, 1992 and 1991, respectively.

     Following the sale of the U.S. assets in 1992, this plan was discontinued and the assets were distributed to the individuals. The remaining U.S. eligible employees participated in a voluntary thrift plan with the same basic design as the previous plan; however, it contained an aged based contribution in addition to the $.50 match and the additional discretionary payments. Following the 1993 sale of assets in California, this plan is no longer active. The Company has applied to the U.S. Internal Revenue Service for the right to distribute the assets of this plan. Company contributions charged to expense under this plan were $38,000 and $9,000 for the years ended December 31, 1993 and 1992, respectively.

                             DEKALB ENERGY COMPANY

J. DEFINED CONTRIBUTION PLANS -- (CONTINUED)

     The Company's Canadian employees participate in a voluntary retirement savings plan established in 1991. The Company contributes not less than 1% and not greater than 5.5% of the salary for each employee who participates in the plan, regardless of the employees' contribution to the plan. In addition, the Company contributes a minimum of $.50 for every dollar contributed by employees up to 3% of their salaries. Additional discretionary amounts may also be contributed when warranted by results of operations. Company contributions charged to expense under this plan were $507,000, $375,000, and $357,000 for the years ended December 31, 1993, 1992, and 1991 respectively.

K. OPERATIONS BY GEOGRAPHIC AREA

     Information on the Company's continuing operations by geographic area for the years ended December 31, 1992 and 1991, is shown below. U.S. operations have been combined with Canada for 1993 due to the immateriality of the U.S. operations in relation to the Company's operations as a whole. Operating earnings from continuing operations are total revenues less operating expenses of the geographic area, excluding interest and general corporate expenses.

     In 1993, the Company had three Canadian customers who accounted for 18%, 16% and 11% of sales, respectively. In 1992, the Company had one Canadian customer who accounted for 11% of sales. In 1991, the Company had one U.S. customer who accounted for 16% of sales.

                                                                    OPERATING
                 AS OF OR FOR THE YEARS                OPERATING    EARNINGS      IDENTIFIABLE
                   ENDED DECEMBER 31,                  REVENUES      (LOSS)          ASSETS
                                                       --------     ---------     ------------
    ($ IN THOUSANDS)
    1993                                               $45,903      $  15,339       $210,089
                                                       ========     =========      =========
    1992
      United States                                    $22,773      $ (57,801)      $ 29,787
      Canada                                            37,960        (17,524)       189,198
                                                       --------     ---------     ----------
                                                       $60,733      $ (75,325)      $218,985
                                                       ========     =========      =========
    1991
      United States                                    $54,313      $ (93,852)      $193,816
      Canada                                            40,379         10,765        229,413
      Discontinued operations                               --             --          1,802
                                                       --------     ---------     ----------
                                                       $94,692      $ (83,087)      $425,031
                                                       ========     =========      =========

- ---------------

Note: Included in 1992 and 1991 Canadian operating revenues were $1.6 million and $10.5 million, respectively, of sales of natural gas from Canada to the U.S. which were recorded at fair market value. The resale of such gas to outside parties was eliminated from U.S. sales. Excluded from 1991 Canadian operating revenues was $1.2 million of natural gas sales to the U.S. which was still in inventory at December 31, 1991. The intercompany gross (loss) profit on such sales excluded from operating earnings was ($.3) million in 1991.

                             DEKALB ENERGY COMPANY

L. DISCONTINUED OPERATIONS

  SUMMARY OF EARNINGS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1993         1992         1991
                                                          --------     --------     --------
    ($ in thousands)
    Lindsay Manufacturing Co.
      Pre-tax (loss) on divestiture                       $     --     $   (300)    $     --
    Commodities Brokerage
      (Loss) on divesture                                       --         (750)          --
                                                          --------     --------     --------
    Earnings (loss) from Discontinued Operations          $     --     $ (1,050)    $     --
                                                          ========     ========     ========

  OTHER

     The Company sold the stock of its commodities brokerage business in 1986 and Lindsay Manufacturing Co. in 1989. The 1992 losses resulted from changes in estimated future expenses related to the above transactions. As a result of the Company's cumulative loss position, no tax benefit was recognized for the accruals.

M. OIL AND GAS DISCLOSURES

     Capitalized costs at December 31, 1993, (all of which are located in Canada) which have been excluded from the amortization base as prescribed by the Securities and Exchange Commission Financial Reporting Release No. 14 for the years ended December 31, 1993, 1992, and 1991 ($ in thousands) are as follows:

                                                    INTEREST
 FISCAL YEAR       LEASEHOLD     EXPLORATION       RELATED TO
OF ACQUISITION       COSTS          COSTS        EXCLUDED COSTS      TOTAL
- --------------     ---------     -----------     --------------     -------
    CANADA
     Prior               53            360              110             523
      1991               15            638              172             825
      1992              425            896              351           1,672
      1993            2,645          2,120            1,263           6,028
                   --------      ---------       ------------       -------
     Total          $ 3,138        $ 4,014           $1,896         $ 9,048
                   ========      =========       ============        ======

                             DEKALB ENERGY COMPANY

M. OIL AND GAS DISCLOSURES -- (CONTINUED)

     The properties associated with the above excluded costs are being evaluated in the normal course of the Company's exploration activities. While it is not possible to determine the exact period in which these costs will be transferred to the amortization base, it is estimated that the majority will be included within five years after the costs were incurred.

     Any material impairment to the properties associated with the excluded costs will be moved to the full cost amortization base.

N. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND SHORT TERM INVESTMENTS

     The carrying amount approximates the fair value because of the short term maturity of those instruments.

  LONG-TERM DEBT

     The fair value of the Company's long-term debt is estimated to be $54.5 million, or $3.2 million over stated book value, based upon current rates offered to the Company for debt of the same remaining maturities.

                             DEKALB ENERGY COMPANY

                SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

ESTIMATED NET QUANTITIES OF PROVED RESERVES*

                                                             AS OF OR FOR THE YEARS ENDED DECEMBER 31,

                                             1993(1)                1992                             1991
                                             -------    -----------------------------    -----------------------------
                                                         TOTAL      U.S.      CANADA      TOTAL      U.S.      CANADA
                                                        -------    -------    -------    -------    -------    -------
OIL, CONDENSATE AND NATURAL GAS LIQUIDS
  (THOUSANDS OF BARRELS)
Proved developed and undeveloped reserves:
  Beginning of year                          13,984      26,077     11,693     14,384     29,262     13,881     15,381
  Revisions of previous estimates              (300)        (12)        --        (12)       973      1,152       (179)
  Sales of reserves                             (46)    (10,928)   (10,928)        --     (1,997)    (1,954)       (43)
  Purchase of minerals in place                 188         382         --        382         --         --         --
  Extensions, discoveries and other
    additions                                   397         227         --        227        720        470        250
  Production                                   (989)     (1,762)      (765)      (997)    (2,881)    (1,856)    (1,025)
                                             -------    -------    -------    -------    -------    -------    -------
    End of year                              13,234      13,984         --     13,984     26,077     11,693     14,384
                                             =======    ========   ========   ========   ========   ========   ========
Proved developed reserves:
  Beginning of year                          13,972      25,094     10,723     14,371     28,182     12,813     15,369
                                             =======    ========   ========   ========   ========   ========   ========
    End of year                              13,221      13,972          0     13,972     25,094     10,723     14,371
                                             =======    ========   ========   ========   ========   ========   ========
NATURAL GAS
(MILLIONS OF CUBIC FEET)
Proved developed and undeveloped reserves:
  Beginning of year                          276,343    361,194     80,464    280,730    388,842     93,732    295,110
  Revisions of previous estimates             2,198       1,026        732        294     (3,704)    (6,333)     2,629
  Sales of reserves                          (3,660)    (71,429)   (71,342)       (87)   (10,625)    (4,150)    (6,475)
  Purchase of minerals in place               4,405       1,617         --      1,617         --         --         --
  Extensions, discoveries and other
    additions                                19,094       7,239      1,335      5,904     16,226      9,726      6,500
  Production                                 (20,969)   (23,304)    (6,671)   (16,633)   (29,545)   (12,511)   (17,034)
                                             -------    -------    -------    -------    -------    -------    -------
    End of year                              277,411    276,343      4,518    271,825    361,194     80,464    280,730
                                             ========   ========   ========   ========   ========   ========   ========
Proved developed reserves:
  Beginning of year                          263,305    341,353     73,962    267,391    366,640     84,608    282,032
                                             ========   ========   ========   ========   ========   ========   ========
    End of year                              263,070    263,305      4,518    258,787    341,353     73,962    267,391
                                             ========   ========   ========   ========   ========   ========   ========

- ---------------

 * Proved oil and gas reserve quantities for all three years presented were estimated by the Company's engineers. The reserve quantities for 1993, 1992 and 1991 were reviewed and determined to be reasonable by Ryder Scott Company Petroleum Engineers, independent petroleum engineers, in accordance with Securities and Exchange Commission guidelines.

(1) U.S. reserve information has been combined with Canada for 1993 due to the immateriality of the U.S. reserves in relation to the total Company reserves.

                             DEKALB ENERGY COMPANY

                SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                    RELATING TO PROVED OIL AND GAS RESERVES

                AS OF OR FOR THE YEARS ENDED
     DECEMBER 31, 1993, 1992, AND 1991 ($ IN MILLIONS*)                             TOTAL
                                                                                    ------
1993(5)
  Future cash inflows                                                               $672.0(4)
  Future production costs                                                            134.8
  Future development costs                                                            20.4
                                                                                    ------
  Future net cash flows before income taxes                                          516.8
  Discount at 10% per annum                                                          249.8
                                                                                    ------
  Present value of future net cash flows before income taxes                         267.0(4)
  Present value of future income taxes**                                              64.6
                                                                                    ------
  Standardized measure of discounted future net cash flows                          $202.4
                                                                                    ======

                                                               UNITED
                                                               STATES    CANADA     TOTAL
                                                               ------    ------     ------
1992
  Future cash inflows                                          $  8.9    $648.1(4)  $657.0
  Future production costs                                         2.0     172.1      174.1
  Future development costs                                        0.4      22.2       22.6
                                                               ------    ------     ------
  Future net cash flows before income taxes                       6.5     453.8      460.3
  Discount at 10% per annum                                       1.3     248.6      249.9
                                                               ------    ------     ------
  Present value of future net cash flows before income taxes      5.2     205.2(4)   210.4
  Present value of future income taxes**                           --      44.7       44.7
                                                               ------    ------     ------
  Standardized measure of discounted future net cash flows     $  5.2    $160.5     $165.7
                                                               ======    ======     ======
1991
  Future cash inflows                                          $335.8    $646.2(4)  $982.0
  Future production costs                                       124.0     194.0      318.0
  Future development costs                                        9.2      17.8       27.0
                                                               ------    ------     ------
  Future net cash flows before income taxes                     202.6     434.4      637.0
  Discount at 10% per annum                                      75.9     235.6      311.5
                                                               ------    ------     ------
  Present value of future net cash flows before income taxes    126.7     198.8(4)   325.5
  Present value of future income taxes**                         12.4      37.8       50.2
                                                               ------    ------     ------
  Standardized measure of discounted future net cash flows     $114.3    $161.0     $275.3
                                                               ======    ======     ======

- ---------------

  * As prescribed in the statement of Financial Accounting Standards No. 69 and developed by using the following conventions:

(1) Estimates are made of quantities of proved reserves at fiscal year-end and for future periods during which these reserves are expected to be produced, based on year-end economic conditions.

(2) Pricing of future production of proved reserves is based on the prices in effect at fiscal year-end. Estimated future production and development costs reflect current economic conditions.

(3) The provision for income taxes has been computed by applying future statutory tax rates under the present law to the future taxable income to be generated from producing proved reserves giving effect to applicable permanent differences.

(4) Included in future cash inflows is approximately $39.4 million, $45.6 million and $50.6 million ($12.0 million, $14.1 million and $16.0 million after discount at 10% per annum) for 1993, 1992 and 1991 respectively of Canadian tax credits expected to be realized beyond the scheduled expiration date of legislation.

(5) U.S. net cash flows have been included with Canada for 1993 due to their immateriality in relation to the total net cash flows for the Company as a whole.

 ** U.S. undiscounted future income taxes in 1991 were $18.6 million. Canadian undiscounted future income taxes in 1993, 1992, and 1991 were $135.3 million, $119.8 million and $103.2 million, respectively.

                             DEKALB ENERGY COMPANY

                SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth the changes in the Standardized Measure of Discounted Future Cash Flow relating to Proved Oil and Gas Reserves ($ IN MILLIONS)

AS OF OR                                       REVISION                PURCHASES
FOR THE                  CURRENT    CHANGES       OF       DISCOVERIES    OF       SALES OF   ACCRETION
YEARS ENDED   BEGINNING   YEAR     IN PRICES   ESTIMATED       AND     MINERALS    MINERALS      OF       INCOME              END OF
DECEMBER 31,  OF YEAR    SALES    AND COSTS   QUANTITIES  EXTENSIONS  IN PLACE*   IN PLACE   DISCOUNT     TAXES     OTHER     YEAR
- ------------  ---------  -------  ---------   ---------   ----------- ---------   --------   ---------   -------   -------   ------
1993(1)
Total       $ 165.7    $ (31.8)  $    54.1    $   2.6      $  20.3     $ 4.8     $   (4.2)   $  18.3    $ (19.9)  $  (7.5)  $ 202.4
            =======     ======    ========    =======    =========   ========     ========   =========   =======   =======   =======
1992
 U.S.       $ 114.3    $ (15.0)  $    (1.3)        --      $   2.1        --     $  (95.3)   $   0.4         --        --   $   5.2
Canada        161.0      (27.4)       22.5        2.4          5.8       3.3           --       16.6        6.9     (16.8)    160.5
           --------    -------   ---------   --------    ---------   --------     --------   ---------   -------   -------   -------
Total       $ 275.3    $ (42.4)  $    21.2    $   2.4      $   7.9     $ 3.3     $  (95.3)   $  17.0    $  (6.9)  $ (16.8)  $ 165.7
            =======     ======    ========    =======    =========   ========     ========   =========   =======   =======   =======
1991
 U.S.       $ 186.4    $ (35.7)  $   (78.6)   $  (8.3)     $  14.3        --     $  (13.3)   $  14.6    $  34.9        --   $ 114.3
  Canada      202.3      (25.4)      (75.9)       0.3          6.4        --         (2.7)      25.3       29.9       0.8     161.0
           --------    -------   ---------   --------    ---------   --------     --------   ---------   -------   -------   -------
Total       $ 388.7    $ (61.1)  $  (154.5)   $  (8.0)     $  20.7        --     $  (16.0)   $  39.9    $  64.8   $   0.8   $ 275.3
            =======     ======    ========    =======    =========   ========     ========   =========   =======   =======   =======

- ---------------

 *  Includes any unevaluated costs associated with acquired properties.

(1) U.S. data has been included with Canada for 1993 due to its immateriality in relation to the total data for the Company as a whole.

     CAPITALIZED COSTS RELATED TO OIL AND GAS PROPERTIES ($ IN THOUSANDS)

               AS OF DECEMBER 31,                  1993(2)                    1992
                                                  ---------    ----------------------------------
                                                                 TOTAL        U.S.       CANADA
                                                               ---------    --------    ---------

Evaluated Properties                              $ 298,235    $ 313,122    $ 29,337    $ 283,785
Unevaluated Properties(1)                             9,048       15,729          --       15,729
                                                  ---------    ---------    --------    ---------
          Total properties                          307,283      328,851      29,337      299,514
Less reserves for accumulated depreciation,
  depletion and amortization                        130,079      147,564      24,899      122,665
                                                  ---------    ---------    --------    ---------
  End of year                                     $ 177,204    $ 181,287    $  4,438    $ 176,849
                                                  =========    =========    ========    =========

- ---------------

(1) Unevaluated costs represent acquisition and exploration costs which are excluded from the current amortization base as described in Note M.

(2) U.S. costs have been included with Canada for 1993 due to their immateriality in relation to the total costs for the Company as a whole.

                             DEKALB ENERGY COMPANY

                SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES(1) ($ IN THOUSANDS)

                                                        FOR THE YEARS ENDED DECEMBER 31,

                              1993(2)                1992                             1991
                              --------   -----------------------------   ------------------------------
                                          TOTAL      U.S.      CANADA     TOTAL       U.S.      CANADA
                                         --------   -------   --------   --------   --------   --------
Leasehold costs               $  2,686   $    906        --   $    906   $  3,949   $  2,437   $  1,512
Purchases of minerals in
  place                          2,075      1,912        --      1,912         --         --         --
Exploration                      8,168      7,709     2,649      5,060     13,590      6,355      7,235
Development                      6,532      6,504     3,361      3,143     16,618     12,743      3,875
                              --------   --------   -------   --------   --------   --------   --------
          Total               $ 19,461   $ 17,031   $ 6,010   $ 11,021   $ 34,157   $ 21,535   $ 12,622
                              ========   ========    ======   ========   ========   ========   ========

- ---------------

(1) Costs do not include capitalized interest

(2) U.S. costs for 1993 have been combined with Canada due to the immateriality of the U.S. costs in relation to the total Company costs as a whole.

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES ($ IN THOUSANDS)

                                                    FOR THE YEARS ENDED DECEMBER 31,

                        1993(5)                  1992                               1991
                        --------   --------------------------------   --------------------------------
                                     TOTAL       U.S.       CANADA      TOTAL       U.S.       CANADA
                                   ---------   ---------   --------   ---------   ---------   --------
Revenues(4)             $ 45,903   $  60,733   $  22,773   $ 37,960   $  94,692   $  54,313   $ 40,379
Lease operations and
  other direct
  charges(1)              12,467      18,833       7,218     11,615      29,802      17,463     12,339
Depreciation,
  depletion and
  amortization            15,142      22,522       9,683     12,839      40,865      26,238     14,627
Provision for
  impairment of oil
  and gas properties          --      53,320      24,728     28,592      94,241      94,241         --
Income tax expense
  (benefit)(2)             8,164     (13,756)     (7,067)    (6,689)    (25,461)    (31,341)     5,880
                        --------   ---------   ---------   --------   ---------   ---------   --------
Results of Operations
  for oil and gas
  producing activities  $ 10,130   $ (20,186)  $ (11,789)  $ (8,397)  $ (44,755)  $ (52,288)  $  7,533
                        ========   =========   =========   ========   =========   =========   ========
"Full Cost"
  Amortization Rate(3)  $   3.37               $    5.16   $   3.31               $    6.66   $   3.79
                        ========               =========   ========               =========   ========

- ---------------

(1) Excludes general and administrative and interest costs.

(2) This provision is not an indication of the total corporate income tax provision and is provided at statutory tax rates.

(3) Dollars per equivalent barrel (gas converted to oil at 6,000 cubic feet per barrel).

(4) Included in 1992 and 1991 Canadian operating revenues were $1.6 million and $10.5 million, respectively, of sales of natural gas from Canada to the U.S. which were recorded at fair market value. The resale of such gas to outside parties was eliminated from U.S. sales. Excluded from 1991 Canadian operating revenues were $1.2 million of natural gas sales to the U.S. which were still in inventory at December 31, 1991.

(5) U.S. results of operations for 1993 have been combined with Canada due to the immateriality of the U.S. results in relation to the total Company results as a whole.

                             DEKALB ENERGY COMPANY

                SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

QUARTERLY RESULTS OF OPERATIONS

                                                     THREE MONTHS ENDED THE LAST DAY OF

                                               MARCH         JUNE       SEPTEMBER     DECEMBER
                                              --------     --------     ---------     --------
                                                  $ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
    Year ended December 31, 1993
      Operating revenues                      $ 11,827     $ 11,949     $  10,245     $ 11,882
      Operating expenses                         7,443        8,514         6,902        7,705
      Earnings from continuing operations        1,413        1,336         1,074        1,849
    Net earnings                                 6,747        1,336         1,074        1,849
                                              =========    =========    =========     =========
      Earnings per common share:
      Earnings from continuing operations     $   0.15     $   0.14     $    0.11     $   0.19
    Net earnings                              $   0.70     $   0.14     $    0.11     $   0.19
                                              =========    =========    =========     =========
      Year ended December 31, 1992
      Operating revenues                      $ 19,268     $ 19,437     $   9,041     $ 12,987
      Operating expenses                        70,904       47,843         9,462        7,849
      Earnings (loss) from continuing
         operations                            (41,727)     (26,145)       (3,778)       2,397
    Net earnings (loss)                        (41,727)     (26,145)       (4,828)       2,397
                                              =========    =========    =========     =========
    Earnings per common share:
      Earnings (loss) from continuing
         operations                           $  (4.34)    $  (2.71)    $   (0.39)    $   0.25
      Net earnings (loss)                     $  (4.34)    $  (2.71)    $   (0.50)    $   0.25
                                              =========    =========    =========     =========

The Following Quarterly Items Are All Pre-tax Amounts:

     The quarters ended March 31 and June 30, 1993 included Canadian and
        California operations. The quarters ended September 30 and December 31, 1993 included Canadian operations and the remaining California well subsequent to the sale of the California gas assets effective July 1, 1993. A pre-tax and after-tax gain of $0.5 million was recognized in income in the third quarter of 1993 in connection with the sale. The first quarter of 1993 also included a one time benefit adjustment of $5.3 million as a result of the Company's adoption of Financial Accounting Standard No. 109 "Accounting for Income Taxes" as of January 1, 1993.

     The quarter ended March 31, 1992 included $24.7 million (U.S. operations) and $28.6 million (Canadian operations) of expenses related to the writedowns of oil and gas properties. The quarter ended June 30, 1992 included $33.1 million related to the loss on the disposal of U.S. assets. The quarter ended September 30, 1992 included an additional $1.8 million related to the loss on disposal of U.S. assets and a recognition of $1.1 million on legal accruals for discontinued operations. The quarters ended September 30 and December 31, 1992 included only Canadian and California operations.

     For further discussion, see Management's Discussion and Analysis of Financial Condition and Results of Operations and Note L to the Consolidated Financial Statements.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     NONE

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The Company will file with the Securities and Exchange Commission a definitive Proxy Statement not later than 120 days after the close of its fiscal year ended December 31, 1993. The information required by this Item is incorporated by reference from the Proxy Statement.

     Information about Executive Officers is shown on Page 8 and 9 of this filing.

ITEM 11. EXECUTIVE COMPENSATION

     The information required by this Item is incorporated by reference from the Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this Item is incorporated by reference from the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this Item is incorporated by reference from the Proxy Statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

  (a)(1) Financial Statements

     The following financial statements of DEKALB Energy Company are included in part II, Item 8:

                                                                                       PAGE
                                                                                       -----
          Report of Independent Accountants(8)                                            21
          Consolidated Statements of Operations for the years ended December 31,
          1993, 1992, and 1991                                                            23
          Consolidated Balance Sheets as of December 31, 1993 and 1992                    24
          Consolidated Statements of Cash Flows for the years ended December 31,
          1993, 1992, and 1991                                                            25
          Consolidated Statements of Shareholders' Equity for the years ended
          December 31, 1993, 1992, and 1991                                               26
          Notes to Consolidated Financial Statements                                   27-42
          Unaudited Supplementary Financial Information                                43-47

  (a)(2) Financial Statement Schedules
          Report of Independent Accountants (8)                                           53
          Schedule II   -- Amounts Receivable from Related parties and Underwriters,
                           Promoters, and Employees other than Related Parties            54
          Schedule V    -- Property, Plant, and Equipment                                 55
          Schedule VI   -- Accumulated Depreciation and Amortization of Property,
                           Plant, and Equipment                                           56
          Schedule VIII -- Valuation and Qualifying Account                               57
          Schedule IX   -- Short-Term Borrowings                                          58
          Schedule X    -- Supplementary Income Statement Information                     59

     Financial statements and schedules other than those listed are omitted for the reason that they are not required, are not applicable, or that equivalent information has been included in the financial statements or notes thereto.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a)(3) Exhibits

                                                                                       PAGE
                                                                                    -----------
   3.1        Restated Certificate of Incorporation of the registrant(2)
   3.2        Restated By-laws of the registrant(1)
   4.1        Indenture dated as of April 1, 1988, between the registrant and
              Continental Illinois Bank and Trust Company of Chicago as Trustee
              relating to $50 million long-term notes at 10% and $75 million of long-term notes at 9.875%(3)
   4.2        Extendible Revolving Term Credit Agreement between DEKALB Energy
              Canada Ltd. and the Royal Bank of Canada.(7)
  10.1        Stock Option Plan(1)*
  10.2        Form of Stock Option Agreement(1)*
  10.3        Letter Agreement between DEKALB Energy Company and Vincent J.
              Tkachyk(7)*
  10.4        Deferred Management Compensation Plan(2)*
  10.5        Employment Agreement between DEKALB Energy Company and Bruce P.
              Bickner(5)*
  10.6        Employment Agreement between DEKALB Energy Company and John H. Witmer,
              Jr.(5)*
  10.7        Long-Term Incentive Plan(4)*
  10.8        Employment Agreement between DEKALB Energy Company and Michael E.
              Finnegan(7)*
  10.9        Firm Transportation Service Agreement between the registrant and
              Pacific Gas Transmission Company(7)
  10.10       Asset purchase and Sale Agreement (U.S. properties) between the registrant and Louis Dreyfus Gas Holdings Inc.(6)
  10.11       DEKALB Energy Company Profit Based Thrift Plan(7)
  11          Statement re computation of per share earnings                            60
  21          Subsidiaries of Registrant                                                61
  24.1        Consent of Independent Accountants(8)                                     62
  24.2        Consent of Independent Petroleum Engineers(8)
  28          Report of Independent Petroleum Engineers(8)

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM
         8-K --
(a)(3) Exhibits (CONTINUED)

Footnotes:
- ----------

(1) Incorporated by reference to Exhibit to Amendment No. 1 to Form 10-K for the fiscal year ended August 31, 1986, dated May 19, 1987.

(2) Incorporated by reference to Exhibit to Form 10-K for the fiscal year ended December 31, 1988, dated March 13, 1989.

(3) Incorporated by reference to Exhibit 4 A to Registration Statement on Form S-3 (Registration No. 33-12534).

(4) Incorporated by reference to Exhibit to Form 10-Q for the quarter ended March 31, 1990, dated May 11, 1990.

(5) Incorporated by reference to Exhibit to Form 10-K for the fiscal year ended December 31, 1991, dated March 11, 1992.

(6) Incorporated by reference to Exhibit to Form 8-K dated October 16, 1992.

(7) Incorporated by reference to Exhibit to Form 10-K for the fiscal year ended December 31,1992 dated March 12, 1993.

(8) Filed in paper format under Form SE.

 *  Indicates management contracts, compensatory plans or arrangements.

     (b) Reports on Form 8-K.

        No Form 8-K was filed in 1993.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            DEKALB Energy Company

Date: March 4, 1994

                                            By:  /s/   VINCENT J. TKACHYK
                                               --------------------------------
                                                       Vincent J. Tkachyk
                                                           President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities on this 4th day of March, 1994.

                    SIGNATURE                                      TITLE
- ---------------------------------------------     --------------------------------------------

             /s/  MICHAEL E. FINNEGAN                Vice President, Finance and Treasurer
  -------------------------------------------
                  Michael E. Finnegan

               /s/  EDDY Y. TSE                      Chief Accounting Officer
  -------------------------------------------
                    Eddy Y. Tse

                                          DIRECTORS

             /s/  BRUCE P. BICKNER                    /s/  THOMAS H. ROBERTS, JR.
  -------------------------------------------    ---------------------------------------
                  Bruce P. Bickner                         Thomas H. Roberts, Jr.

              /s/  DONALD McMORLAND                      /s/  H. BLAIR WHITE
  -------------------------------------------    ---------------------------------------
                   Donald McMorland                           H. Blair White

             /s/  CHARLES C. ROBERTS                    /s/  WILLIAM J. WOOTEN
  -------------------------------------------    ---------------------------------------
                  Charles C. Roberts                         William J. Wooten


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of DEKALB Energy Company:

     Our report on the consolidated financial statements of DEKALB Energy Company is included on page 21 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed on page 49 of this Form 10-K.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


Calgary, Alberta
February 18, 1994                    COOPERS & LYBRAND

                             DEKALB ENERGY COMPANY
    SCHEDULE II -- AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS
              PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                                ($ IN THOUSANDS)

             Column A                Column B     Column C          Column D               Column E
- ----------------------------------  ----------    --------    --------------------    ------------------
                                                                   Deductions             Balance At
                                                              --------------------      End of Period
                                    Balance At                             Amounts    ------------------
                                    Beginning                  Amounts     Written                 Not
          Name Of Debtor            Of Period     Additions   Collected      Off      Current    Current
- ----------------------------------  ----------    --------    ---------    -------    -------    -------
Year ended December 31, 1993:
                                       $ --         $ --        $  --       $  --      $  --      $  --
                                    ========      ========    ========     =======    ======     ======
Year ended December 31, 1992:
Vincent Tkachyk(a)                     $167         $ --        $ 167       $  --      $  --      $  --
Edward Aabak(b)                         182           --          182          --         --         --
Terry Sherban(c)                        208           --          208          --         --         --
                                    --------      --------    --------     -------    ------     ------
          TOTAL                        $557         $ --        $ 557       $  --      $  --      $  --
                                    ========      ========    ========     =======    ======     ======
Year ended December 31, 1991:
Vincent Tkachyk(a)                     $224         $ --        $  57       $  --      $ 167      $  --
Edward Aabak(b)                         183           --            1          --        182         --
Terry Sherban(c)                        209           --            1          --        208         --
                                    ----------    --------    --------     -------    ------     ------
          TOTAL                        $616         $ --        $  59       $  --      $ 557      $  --
                                    ========      ========    ========     =======    ======     ======

- ---------------

Notes:

All of the above loans were made in conjunction with employee relocations.

(a) Loan was paid in full in 1992. Interest accrued at 10%. Collateralized in whole by security agreements on certain real property.

(b) Loan was paid in full in 1992. $46 of principal was non-interest bearing, with the remainder accruing interest at 10%.

(c) Loan was paid in full in 1992. $52 of the principal was non-interest bearing, with the remainder accruing interest at 10%.

                             DEKALB ENERGY COMPANY
                SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT (C)
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
                                ($ IN THOUSANDS)

              Column A               Column B   Column C   Column D               Column E               Column F
 ---------------------------------- ----------  --------  -----------     -------------------------     ----------
                                    Balance At                                  Other Charges           Balance At
                                    Beginning   Additions                 -------------------------       End Of
           Classification           Of Period   At Cost   Retirements     Additions      Deductions       Period
 ---------------------------------- ----------  --------  -----------     ---------      ----------     ----------
 Year ended December 31, 1993:
   Land                              $     43   $    --    $      --       $    --        $      1       $     42
   Equipment                            2,455       303          290            --              97          2,371
   Oil and gas properties and
      equipment                       328,851    21,252       31,301(e)         --          11,519        307,283
   Other                                  348        70           --            --              14            404
                                    ----------  --------  -----------     ---------      ----------     ----------
                                     $331,697   $21,625    $  31,591       $    --        $ 11,631(d)    $310,100
                                    =========   ========   =========      ========       =========      =========
 Year ended December 31, 1992:
   Land                              $     53   $    --    $       6       $    --        $      4       $     43
   Equipment                            6,522       415        4,240            --             242          2,455
   Oil and gas properties and
      equipment                       820,435    18,923      483,085(e)         --          27,422        328,851
   Other                                2,018        92        1,735            --              27            348
                                    ----------  --------  -----------     ---------      ----------     ----------
                                     $829,028   $19,430    $ 489,066       $    --        $ 27,695(d)    $331,697
                                    =========   ========   =========      ========       =========      =========
 Year ended December 31, 1991:
   Land                              $     99   $    --    $      83       $    39        $      2       $     53
   Equipment                           11,009       867        5,364            10              --          6,522
   Oil and gas properties and
      equipment                       818,137    42,512       41,279         1,126              61        820,435
   Other                                1,878       133           --            22              15          2,018
                                    ----------  --------  -----------     ---------      ----------     ----------
                                     $831,123   $43,512    $  46,726       $ 1,197(a,b)   $     78(a)    $829,028
                                    =========   ========   =========      ========       =========      =========

- ---------------

Notes:
(a) Includes transfers between property classes.
(b) Includes $1,120 resulting from foreign currency translation of foreign assets for the year ended December 31, 1991.
(c) Accounting methods for oil and gas property, plant and equipment can be found under the captions "Oil and Gas Properties" and "Other Property, Plant and Equipment" in Part II, Item 8, Note A of the Consolidated Financial Statements.
(d) Represents foreign currency translation of foreign assets for the year.
(e) Majority related to disposal of U.S. assets; see Part II, Item 8, Note B of the Consolidated Financial Statements.

                             DEKALB ENERGY COMPANY
               SCHEDULE VI -- ACCUMULATED DEPRECIATION, DEPLETION
             AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT (E)
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
                                ($ IN THOUSANDS)

           Column A              Column B    Column C     Column D              Column E                 Column F
 ----------------------------- ----------- -----------   -----------     --------------------------     ----------
                               Balance At                                      Other Charges            Balance At
                               Beginning   Additions                     --------------------------       End Of
        Classification         Of Period    At Cost      Retirements     Additions       Deductions       Period
 ----------------------------- ----------  ---------     -----------     ---------       ----------     ----------
 Year ended December 31, 1993:
   Equipment                    $  1,769   $     390      $     260        $  --          $     97       $  1,802
   Oil and gas properties and
      equipment                  147,564      13,894         21,788(f)        --             9,591        130,079
   Other                             235          79             --           --                10            304
                               ----------  ---------     -----------     ---------       ----------     ----------
                                $149,568   $  14,363      $  22,048        $  --          $  9,698(d)    $132,185
                               =========   =========      =========      ========        =========      =========
 Year ended December 31, 1992:
   Equipment                    $  4,238   $     689      $   2,985        $  --          $    173       $  1,769
   Oil and gas properties and
      equipment                  440,026      73,254(c)     355,386(f)        --            10,330        147,564
   Other                           1,402         113          1,261           --                19            235
                               ----------  ---------     -----------     ---------       ----------     ----------
                                $445,666   $  74,056      $ 359,632        $  --          $ 10,522(d)    $149,568
                               =========   =========      =========      ========        =========      =========
 Year ended December 31, 1991:
   Equipment                    $  5,203   $   1,071      $   2,025        $   3          $     14       $  4,238
   Oil and gas properties and
      equipment                  323,817     122,100(c)       6,079          188                --        440,026
   Other                           1,255         133             --           14                --          1,402
                               ----------  ---------     -----------     ---------       ----------     ----------
                                $330,275   $ 123,304      $   8,104        $ 205(a,b)     $     14(a)    $445,666
                               =========   =========      =========      ========        =========      =========

- ---------------

Notes:

(a) Includes transfers between property classes.

(b) Includes $191 resulting from foreign currency translation of foreign assets for the year ended December 31, 1991.

(c) Includes Canadian and U.S. writedowns of $53,320 in 1992, and U.S. writedown of $94,241 in 1991.

(d) Represents foreign currency translation of foreign assets for the year.

(e) Accounting methods for depreciation, depletion and amortization of property, plant and equipment can be found under the captions "Oil and Gas Properties" and "Other Property, Plant and Equipment" in Part II, Item 8, Note A of the Consolidated Financial Statements.

(f) Majority related to the disposal of U.S. assets; see Part II, Item 8, Note B of the Consolidated Financial Statements.

                             DEKALB ENERGY COMPANY
               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNT
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
                                ($ IN THOUSANDS)

                  Column A                      Column B           Column C            Column D         Column E
- ---------------------------------------------  ----------   -----------------------   ----------       ----------
                                                                   Additions
                                                            -----------------------
                                               Balance At   Charged To   Charged To                    Balance At
                                               Beginning    Costs And      Other                         End Of
                 Description                   Of Period     Expenses     Accounts    Deductions         Period
- ---------------------------------------------  ----------   ----------   ----------   ----------       ----------
Year ended December 31, 1993:
  Deducted in the balance sheet from the
     assets to which they apply:
     Allowance for doubtful accounts and
       notes receivable                          $  679        $ 30         $ --        $   --           $  709
                                               ========     =========    =========    =========        ========
     Allowance for assets of discontinued
       businesses                                $3,637        $ --         $840        $  (98)(b)       $4,379
                                               ========     =========    =========    =========        ========
Year ended December 31, 1992:
  Deducted in the balance sheet from the
     assets to which they apply:
     Allowance for doubtful accounts and
       notes receivable                          $  385        $630         $ --        $ (336)(a)       $  679
                                               ========     =========    =========    =========        ========
     Allowance for assets of discontinued
       businesses                                $3,507        $ --         $761        $ (631)(b)       $3,637
                                               ========     =========    =========    =========        ========
Year ended December 31, 1991:
  Deducted in the balance sheet from the
     assets to which they apply:
     Allowance for doubtful accounts and
       notes receivable                          $  259        $265         $ --        $ (139)(a)       $  385
                                               ========     =========    =========    =========        ========
     Allowance for assets of discontinued
       businesses                                $4,184        $ --         $165        $ (842)(b)       $3,507
                                               ========     =========    =========    =========        ========

- ---------------

Notes:

(a) Uncollectible items written off, less recoveries of items previously written off.

(b) Realized losses charged to the reserve.

                             DEKALB ENERGY COMPANY

                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
                                ($ IN THOUSANDS)

             COLUMN A                COLUMN B    COLUMN C     COLUMN D       COLUMN E       COLUMN F
- -----------------------------------  --------    --------    -----------    -----------    -----------
                                                 AVERAGE       MAXIMUM        AVERAGE       WEIGHTED
                                                 INTEREST      AMOUNT         AMOUNT         AVERAGE
                                     BALANCE     RATE AT     OUTSTANDING    OUTSTANDING     INTEREST
       CATEGORY OF AGGREGATE          AT END      END OF       DURING         DURING       RATE DURING
       SHORT-TERM BORROWINGS         OF YEAR     YEAR(A)      THE YEAR      THE YEAR(B)    THE YEAR(A)
- -----------------------------------  --------    --------    -----------    -----------    -----------
Year ended December 31, 1993:
  Non-U.S. Debt                      $ 5,663     $ 5.50%       $ 5,663        $   472          5.50%
Year ended December 31, 1992:
  Non-U.S. Debt                      $    --     $   N/A       $ 3,323        $ 1,159          7.54%
Year ended December 31, 1991:
  Non-U.S. Debt                      $ 1,731     $ 8.00%       $ 1,939        $   575         10.06%

- ---------------

Notes:

(a) Non-U.S. debt is an operating line with the Royal Bank of Canada accruing interest at the Royal Bank prime rate.

(b) The average amount of borrowings outstanding was based on a simple average of month end balances outstanding.

                             DEKALB ENERGY COMPANY

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
                                ($ IN THOUSANDS)

                           COLUMN A                                         COLUMN B
- ---------------------------------------------------------------  -------------------------------

                          DESCRIPTION                             CHARGED TO COSTS AND EXPENSES
- ---------------------------------------------------------------  -------------------------------
                                                                  1993        1992        1991
                                                                 -------     -------     -------
1. Maintenance and repairs                                       $ 2,282     $ 3,326     $ 3,723
                                                                  ======      ======      ======
3. Taxes, other than payroll and income taxes:
   Real estate and personal property                                 520       1,073       1,826
   Production tax                                                     --       1,429       3,315
   Franchise tax                                                      49          73         214
   Other                                                             142         167         231
                                                                 -------     -------     -------
                                                                 $   711     $ 2,742     $ 5,586
                                                                  ======      ======      ======

- ---------------

Note:

Items 2, 4 & 5 have been omitted as the amount did not exceed one percent of total sales and revenues.

                                                                      EXHIBIT 11

                             DEKALB ENERGY COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                AVERAGE SHARES OUTSTANDING                      1993          1992          1991
- -----------------------------------------------------------  -----------   -----------   -----------
1.    Average shares outstanding                               9,605,900     9,629,754     9,618,209
2.    Net additional shares outstanding assuming all stock
        options exercised and proceeds used to purchase
        treasury stock (a)                                        69,250            --            --
                                                             -----------   -----------   -----------
3.    Average number of shares outstanding                     9,675,150     9,629,754     9,618,209
                                                              ==========    ==========    ==========
4.    Fully diluted number of shares                           9,678,131     9,671,130     9,711,937
                                                              ==========    ==========    ==========
5.    Net earnings (loss) per share computation:
             Earnings (loss) from continuing operations      $     5,672   $   (69,253)  $   (62,586)
             Loss from discontinued operations                        --        (1,050)           --
             Earnings on cumulative effect of change in
               accounting principle                                5,334            --            --
                                                             -----------   -----------   -----------
             Net earnings (loss)                             $    11,006   $   (70,303)  $   (62,586)
                                                              ==========    ==========    ==========
6.    Net earnings (loss) per average share outstanding as
        reported in summary of operations:
             Earnings (loss) from continuing operations      $      0.59   $     (7.19)  $     (6.51)
             Loss from discontinued operations                        --         (0.11)           --
             Earnings on cumulative effect of change in
               accounting principle                                 0.55            --            --
                                                             -----------   -----------   -----------
             Net earnings (loss) per share                   $      1.14   $     (7.30)  $     (6.51)
                                                              ==========    ==========    ==========
7.    Net earnings (loss) per fully diluted average share:
             Earnings (loss) from continuing operations      $      0.59   $     (7.16)  $     (6.44)
             Loss from discontinued operations                        --         (0.11)           --
             Earnings on cumulative effect of change in
               accounting principle                                 0.55            --            --
                                                             -----------   -----------   -----------
             Net earnings (loss) per share                   $      1.14   $     (7.27)  $     (6.44)
                                                              ==========    ==========    ==========

- ---------------

Notes:

(a) the 1991 and 1992 computations of average number of shares outstanding exclude anti-dilutive shares.

                                                                      EXHIBIT 21

                     SUBSIDIARIES OF DEKALB ENERGY COMPANY

     The following table sets forth principal subsidiaries of the registrant and indicates as to each such subsidiary the state or other jurisdiction under the laws of which it was organized and the percentage of voting securities thereof owned by the registrant.

                                                                                    PERCENTAGE OF
                                                            JURISDICTION OF       VOTING SECURITIES
                                                             INCORPORATION     OWNED BY THE REGISTRANT
                                                            ---------------    -----------------------
DEKALB Energy Canada Ltd.                                    Alberta                     100%
DEKALB Energy Texas Inc.                                     Delaware                    100%

                                                                    EXHIBIT 24.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of DEKALB Energy Company on Form S-8, File Nos. 2-63440 (Post-Effective Amendment No. 6), No. 2-58358 (Post-Effective Amendment No. 1), No. 2-71978 (Post-Effective Amendment No. 1), and No. 33-36642 and Registration Statement No. 33-12534 (Amendment No. 3) on Form S-3 of our report dated February 18, 1994, on our audits of the consolidated financial statements and financial statement schedules of DEKALB Energy Company as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 10-K.



Calgary, Alberta                                            COOPERS & LYBRAND
March 4, 1994

                                    APPENDIX

                 DOCUMENTS FILED IN PAPER FORMAT UNDER FORM SE:

ITEM  8. REPORT OF INDEPENDENT ACCOUNTANTS

ITEM 14.(A)(1) REPORT OF INDEPENDENT ACCOUNTANTS

ITEM 14.(A)(3)

Exhibit 24.1   Consent of Independent Accountants
Exhibit 24.2   Consent of Independent Petroleum Engineers
Exhibit 28     Report of Independent Petroleum Engineers